Exhibit 99.1

PART I. FINANCIAL INFORMATION

Item 1.	Consolidated Financial Statements

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Consolidated Balance Sheets
(in thousands — except share and par value data)

	(unaudited) June 30, 2020	December 31, 2019
Assets
RMBS, available-for-sale (including pledged assets of $1,444,649 and $2,419,539, respectively)	$1,548,144	$2,508,360
Investments in Servicing Related Assets at fair value (including pledged assets of $177,261 and $291,111, respectively)	177,261	291,111
Cash and cash equivalents	94,473	24,671
Restricted cash	33,371	67,037
Derivative assets	33,411	18,289
Receivables and other assets	42,601	35,097
Total Assets	$1,929,261	$2,944,565
Liabilities and Stockholders’ Equity
Liabilities
Repurchase agreements	$1,395,317	$2,337,638
Derivative liabilities	19,313	12,337
Notes payable	131,780	166,989
Dividends payable	6,720	8,768
Due to affiliates	3,469	3,589
Payables for unsettled trades	35,898	-
Accrued expenses and other liabilities	4,835	15,869
Total Liabilities	$1,597,332	$2,545,190
Stockholders’ Equity
Series A Preferred stock, $0.01 par value per share, 100,000,000 shares authorized and 2,781,635 shares issued and outstanding as of June 30, 2020 and 100,000,000 shares authorized and 2,781,635 shares issued and outstanding as of December 31, 2019, liquidation preference of $69,541 as of June 30, 2020 and liquidation preference of $69,541 as of December 31, 2019	$67,213	$67,213
Series B Preferred stock, $0.01 par value per share, 100,000,000 shares authorized and 2,000,000 shares issued and outstanding as of June 30, 2020 and 100,000,000 shares authorized and 2,000,000 shares issued and outstanding as of December 31, 2019, liquidation preference of $50,000 as of June 30, 2020 and liquidation preference of $50,000 as of December 31, 2019	48,068	48,068
Common stock, $0.01 par value per share,500,000,000 shares authorized and 17,076,858 shares issued and outstanding as of June 30, 2020 and 500,000,000 shares authorized and 16,660,655 shares issued and outstanding as of December 31, 2019	175	170
Additional paid-in capital	300,908	299,180
Accumulated Deficit	(135,974)	(59,451)
Accumulated other comprehensive income	49,569	41,414
Total Cherry Hill Mortgage Investment Corporation Stockholders’ Equity	$329,959	$396,594
Non-controlling interests in Operating Partnership	1,970	2,781
Total Stockholders’ Equity	$331,929	$399,375
Total Liabilities and Stockholders’ Equity	$1,929,261	$2,944,565

See accompanying notes to consolidated financial statements.

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Consolidated Statements of Income (Loss)
(Unaudited)
(in thousands — except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Income
Interest income	$10,132	$17,216	$30,381	$34,185
Interest expense	3,425	11,707	15,716	22,451
Net interest income	6,707	5,509	14,665	11,734
Servicing fee income	18,032	18,362	37,551	35,550
Servicing costs	6,594	4,103	12,434	7,924
Net servicing income	11,438	14,259	25,117	27,626
Other income (loss)
Realized loss on RMBS, available-for-sale, net	(1,769)	-	(19,312)	-
Realized loss on investments in MSRs, net	(11,347)	-	(11,347)	-
Realized gain (loss) on derivatives, net	4,558	(365)	(14,198)	(7,841)
Realized loss on acquired assets, net	(548)	-	(502)	-
Unrealized gain (loss) on derivatives, net	(4,581)	(3,819)	47,619	(12,091)
Unrealized loss on investments in Servicing Related Assets	(17,025)	(44,042)	(110,878)	(71,217)
Total Loss	(12,567)	(28,458)	(68,836)	(51,789)
Expenses
General and administrative expense	1,420	1,138	4,176	2,101
Management fee to affiliate	1,974	1,934	3,939	3,743
Total Expenses	3,394	3,072	8,115	5,844
Loss Before Income Taxes	(15,961)	(31,530)	(76,951)	(57,633)
Benefit from corporate business taxes	(3,278)	(3,053)	(15,432)	(6,772)
Net Loss	(12,683)	(28,477)	(61,519)	(50,861)
Net loss allocated to noncontrolling interests in Operating Partnership	227	460	1,137	829
Dividends on preferred stock	2,461	2,593	4,920	4,434
Net Loss Applicable to Common Stockholders	$(14,917)	$(30,610)	$(65,302)	$(54,466)
Net Loss Per Share of Common Stock
Basic	$(0.88)	$(1.82)	$(3.90)	$(3.26)
Diluted	$(0.88)	$(1.82)	$(3.90)	$(3.26)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	16,882,077	16,776,472	16,746,758	16,708,471
Diluted	16,895,408	16,789,261	16,759,818	16,721,260

See accompanying notes to consolidated financial statements.

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss	$(12,683)	$(28,477)	$(61,519)	$(50,861)
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	14,017	25,536	(11,157)	57,517
Reclassification of net realized gain on RMBS included in earnings	1,769	-	19,312	-
Other comprehensive income	15,786	25,536	8,155	57,517
Comprehensive income (loss)	$3,103	$(2,941)	$(53,364)	$6,656
Comprehensive income (loss) attributable to noncontrolling interests in Operating Partnership	66	(50)	(986)	108
Dividends on preferred stock	2,461	2,593	4,920	4,434
Comprehensive income (loss) attributable to common stockholders	$576	$(5,484)	$(57,298)	$2,114

See accompanying notes to consolidated financial statements.

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
(Unaudited)
(in thousands — except share and per share data)

	Common Stock Shares	Common Stock Amount	Preferred Stock Shares	Preferred Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Non- Controlling Interest in Operating Partnership	Total Stockholders’ Equity

Balance, December 31, 2018	16,652,170	$167	2,718,206	$65,639	$298,614	$(38,400)	$29,632	$3,191	$358,843
Issuance of common stock	6,000	-	-	-	132	-	-	-	132
Issuance of preferred stock	-	-	2,049,480	49,360	-	-	-	-	49,360
Conversion of OP units	-	-	-	-	-	-	-	(103)	(103)
Net Loss before dividends on preferred stock	-	-	-	-	-	-	(22,015)	(369)	(22,384)
Other Comprehensive Income	-	-	-	-	-	31,981	-	-	31,981
LTIP-OP Unit awards	-	-	-	-	-	-	-	265	265
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(134)	(134)
Common dividends declared, $0.49 per share	-	-	-	-	-	-	(8,156)	-	(8,156)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,419)	-	(1,419)
Preferred Series B dividends declared, $0.3667 per share	-	-	-	-	-	-	(422)	-	(422)
Balance, March 31, 2019	16,658,170	$167	4,767,686	$114,999	$298,746	$(6,419)	$(2,380)	$2,850	$407,963
Issuance of common stock	238,435	3	-	-	3,885	-	-	-	3,888
Issuance of preferred stock	-	-	13,949	282	-	-	-	-	282
Net Loss before dividends on preferred stock	-	-	-	-	-	-	(28,017)	(460)	(28,477)
Other Comprehensive Income	-	-	-	-	-	25,536	-	-	25,536
LTIP-OP Unit awards	-	-	-	-	-	-	-	251	251
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(135)	(135)
Common dividends declared, $0.49 per share	-	-	-	-	-	-	(8,290)	-	(8,290)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,428)	-	(1,428)
Preferred Series B dividends declared, $0.5156 per share	-	-	-	-	-	-	(1,164)	-	(1,164)
Balance, June 30, 2019	16,896,605	$170	4,781,635	$115,281	$302,631	$19,117	$(41,279)	$2,506	$398,426

Balance, December 31, 2019	16,660,655	$170	4,781,635	$115,281	$299,180	$41,414	$(59,451)	$2,781	$399,375
Issuance of common stock	9,500	-	-	-	124	-	-	-	124
Repurchase of common stock	(142,531)	-	-	-	(1,748)	-	-	-	(1,748)
Conversion of OP units	-	-	-	-	-	-	-	(76)	(76)
Net Loss before dividends on preferred stock	-	-	-	-	-	-	(47,926)	(910)	(48,836)
Other Comprehensive Income (loss)	-	-	-	-	-	(7,631)	-	-	(7,631)
LTIP-OP Unit awards	-	-	-	-	-	-	-	264	264
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(108)	(108)
Common dividends declared, $0.40 per share	-	-	-	-	-	-	(6,611)	-	(6,611)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,428)	-	(1,428)
Preferred Series B dividends declared, $0.5156 per share	-	-	-	-	-	-	(1,031)	-	(1,031)
Balance, March 31, 2020	16,527,624	$170	4,781,635	$115,281	$297,556	$33,783	$(116,447)	$1,951	$332,294
Issuance of common stock	549,234	5	-	-	3,352	-	-	-	3,357
Net Income before dividends on preferred stock	-	-	-	-	-	-	(12,456)	(227)	(12,683)
Other Comprehensive Income	-	-	-	-	-	15,786	-	-	15,786
LTIP-OP Unit awards	-	-	-	-	-	-	-	307	307
Distribution paid on LTIP-OP Units	-	-	-	-	-	-	-	(61)	(61)
Common dividends declared, $0.27 per share	-	-	-	-	-	-	(4,610)	-	(4,610)
Preferred Series A dividends declared, $0.5125 per share	-	-	-	-	-	-	(1,430)	-	(1,430)
Preferred Series B dividends declared, $0.5156 per share	-	-	-	-	-	-	(1,031)	-	(1,031)
Balance, June 30, 2020	17,076,858	$175	4,781,635	$115,281	$300,908	$49,569	$(135,974)	$1,970	$331,929

See accompanying notes to consolidated financial statements.

Cherry Hill Mortgage Investment Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2020	2019
Cash Flows From Operating Activities
Net loss	$(61,519)	$(50,861)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Realized loss on RMBS, available-for-sale, net	19,312	-
Unrealized loss on investments in Servicing Related Assets	110,878	71,217
Realized loss on investments in MSRs, net	11,347	-
Realized loss on acquired assets, net	502	-
Realized loss on derivatives, net	14,198	7,841
Unrealized (gain) loss on derivatives, net	(47,619)	12,091
Realized gain on TBA dollar rolls, net	(1,927)	(643)
Amortization of premiums on RMBS, available-for-sale	7,470	4,794
Amortization of deferred financing costs	288	501
LTIP-OP Unit awards	571	516
Changes in:
Receivables and other assets, net	(7,435)	(1,488)
Due to affiliates	(120)	643
Accrued interest on derivatives, net	(3,025)	(3,105)
Dividends payable	(2,048)	(1,478)
Accrued expenses and other liabilities, net	(11,034)	(3,810)
Net cash provided by operating activities	$29,839	$36,218
Cash Flows From Investing Activities
Purchase of RMBS	(580,466)	(423,208)
Principal paydown of RMBS	151,507	93,701
Proceeds from sale of RMBS	1,406,447	-
Proceeds from sale of MSRs	15,831	-
Acquisition of MSRs	(24,783)	(50,009)
Purchase of derivatives	(890)	(393)
Proceeds from settlement of derivatives	42,567	7,470
Net cash provided by (used in) investing activities	$1,010,213	$(372,439)
Cash Flows From Financing Activities
Borrowings under repurchase agreements	4,510,387	3,454,895
Repayments of repurchase agreements	(5,452,707)	(3,110,976)
Proceeds from derivative financing	(11,446)	(16,566)
Proceeds from bank loans	18,204	10,782
Principal paydown of bank loans	(53,701)	(16,799)
Dividends paid	(16,141)	(20,879)
LTIP-OP Units distributions paid	(169)	(269)
Conversion of OP units	(76)	(103)
Issuance of common stock, net of offering costs	3,481	4,020
Issuance of preferred stock, net of offering costs	-	49,642
Repurchase of common stock	(1,748)	-
Net cash provided by (used in) financing activities	$(1,003,916)	$353,747
Net Increase in Cash, Cash Equivalents and Restricted Cash	$36,136	$17,526
Cash, Cash Equivalents and Restricted Cash, Beginning of Period	91,708	40,019
Cash, Cash Equivalents and Restricted Cash, End of Period	$127,844	$57,545
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	$15,429	$21,948
Cash paid during the period for income taxes	5	213
Supplemental Schedule of Non-Cash Investing and Financing Activities
Dividends declared but not paid	$6,720	$10,369
Purchase of RMBS, settled after period end	35,898	-

See accompanying notes to consolidated financial statements.

Cherry Hill Mortgage Investment Corporation and Subsidiaries

Notes to Consolidated Financial Statements

June 30, 2020

(Unaudited)

Note 1 — Organization and Operations

Cherry Hill Mortgage Investment Corporation (together with its consolidated subsidiaries, the “Company”) was organized in the state of Maryland on October 31, 2012 to invest in residential mortgage assets in the United States. Under the Company’s charter, the Company is authorized to issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, each with a par value of $0.01 per share.

The accompanying interim consolidated financial statements include the accounts of the Company’s subsidiaries, Cherry Hill Operating Partnership, LP (the “Operating Partnership”), CHMI Sub-REIT, Inc. (the “Sub-REIT”), Cherry Hill QRS I, LLC, Cherry Hill QRS II, LLC, Cherry Hill QRS III, LLC (“QRS III”), Cherry Hill QRS IV, LLC (“QRS IV”), Cherry Hill QRS V, LLC (“QRS V”), CHMI Solutions, Inc. (“CHMI Solutions”) and Aurora Financial Group, Inc. (“Aurora”).

The Company is party to a management agreement (the “Management Agreement”) with Cherry Hill Mortgage Management, LLC (the “Manager”), a Delaware limited liability company established by Mr. Stanley Middleman. The Manager is a party to a Services Agreement with Freedom Mortgage Corporation (“Freedom Mortgage”), which is owned and controlled by Mr. Middleman. The Manager is owned by a “blind trust” for the benefit of Mr. Middleman. For a further discussion of the Management Agreement, see Note 7.

The Company has elected to be taxed as a real estate investment trust (“REIT”), as defined under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its short taxable year ended December 31, 2013. As long as the Company continues to comply with a number of requirements under federal tax law and maintains its qualification as a REIT, the Company generally will not be subject to U.S. federal income taxes to the extent that the Company distributes its taxable income to its stockholders on an annual basis and does not engage in prohibited transactions. However, certain activities that the Company may perform may cause it to earn income that will not be qualifying income for REIT purposes.

Effective January 1, 2020, the Operating Partnership contributed substantially all of its assets to the Sub-REIT in exchange for all of the common stock of the Sub-REIT. As a result of this contribution, the Sub-REIT is a wholly-owned subsidiary of the Operating Partnership and operations formerly conducted by the Operating Partnership through its subsidiaries are now conducted by the Sub-REIT through those same subsidiaries. The Sub-REIT has elected to be taxed as a REIT under the Code commencing with the taxable year ending December 31, 2020.

Note 2 — Basis of Presentation and Significant Accounting Policies

Basis of Accounting

The accompanying interim consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Article 10 of Regulation S-X. The interim consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All significant intercompany transactions and balances have been eliminated. The Company consolidates those entities in which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity. The interim consolidated financial statements reflect all necessary and recurring adjustments for fair presentation of the results for the interim periods presented herein.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make a number of significant estimates and assumptions. These include estimates of: the fair value of mortgage servicing rights (“MSRs” or “Servicing Related Assets”); residential mortgage-backed securities (“RMBS” or “securities”) and derivatives; credit losses, including the period of time during which the Company anticipates an increase in the fair values of RMBS sufficient to recover unrealized losses on those RMBS; and other estimates that affect the reported amounts of certain assets, revenues, liabilities and expenses as of the date of, and for the periods covered by, the interim consolidated financial statements. It is likely that changes in these estimates will occur in the near term. The Company’s estimates are inherently subjective. Actual results could differ from the Company’s estimates, and the differences may be material.

Risks and Uncertainties

In the normal course of business, the Company encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on the Company’s investments in RMBS, Servicing Related Assets and derivatives that results from a borrower’s or derivative counterparty’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments in RMBS, Servicing Related Assets and derivatives due to changes in interest rates, spreads or other market factors, including prepayment speeds on the Company’s RMBS and Servicing Related Assets. The Company is subject to the risks involved with real estate and real estate-related debt instruments. These include, among others, the risks normally associated with changes in the general economic climate, changes in the mortgage market, changes in tax laws, interest rate levels, and the availability of financing.

The Company also is subject to certain risks relating to its status as a REIT for U.S. federal income tax purposes. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to U.S. federal income tax on its REIT income, which could be material. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost.

As the novel coronavirus (COVID-19) pandemic and its effects on the economy escalated in the United States in early March 2020, the financial markets started to melt down. The widening of nominal spreads resulted in a sudden and severe decline in the mark-to-market values assigned by repurchase agreement counterparties to the Company’s Agency RMBS assets. The crisis in the Agency RMBS market was closely followed by a substantial widening of spreads on credit assets and a reduction in available liquidity to finance credit assets, including, the credit risk transfer securities issued by Fannie Mae and Freddie Mac held as part of the CMOs in the Company’s portfolio.

The shelter in place restrictions imposed by the federal and state governments have resulted in historic increases in the level of unemployment and the imposition of forbearance restrictions on lenders and servicers such as the Company’s mortgage company subsidiary, Aurora. The Company is not yet able to estimate the likely number of borrowers on loans serviced by Aurora that will take advantage of the forbearance programs.

The Company continues to meet all of the margin calls received. In order to rebuild the Company’s liquidity and to reduce the leverage employed by the Company, the Company undertook sales of Agency RMBS in its portfolio reducing the amount of its assets from $2,347.1 million at December 31, 2019 to $1,557.2 million at March 31, 2020. The Company continued to reduce the leverage on its portfolio during the second quarter by selling Agency RMBS in its portfolio thereby reducing the amount of its RMBS from $1,557.2 million at March 31, 2020 to $1,524.9 million at June 30, 2020. The Company continues to hold an increased amount of unrestricted cash due to the uncertainty surrounding the reopening of the economy and the continued spread of COVID-19. The Company completed the sale of its portfolio of Ginnie Mae MSRs back to Freedom Mortgage on June 30, 2020, which is discussed in further detail in Note 7. The sale was the result of a strategic decision and was not related to the forbearance programs instituted by the Agencies. Based on information currently available to the Company, the Company continues to believe that it will be able to satisfy all of its servicing obligations in 2020.

The Company has been working remotely since early March. The transition has been virtually seamless due to the Company’s use of a cloud-based solution in its regular operations, and the Company does not anticipate any operational issues arising from working remotely for as long as is necessary.

Investments in RMBS

Classification – The Company classifies its investments in RMBS as securities available for sale. Although the Company generally intends to hold most of its securities until maturity, it may, from time to time, sell any of its securities as part of its overall management of its portfolio. Securities available for sale are carried at fair value with the net unrealized gains or losses reported as a separate component of accumulated other comprehensive income (loss), except for credit related unrealized losses and unrealized losses on securities that the Company (i) intends to sell, (ii) will more likely than not be required to sell before recovering their cost basis, or (iii) does not expect to recover the entire amortized cost basis, even if the Company does not intend to sell the securities, or the Company believes it is more likely than not that it will be required to sell the securities before recovering their cost basis, which are recognized in earnings.

Fair value is determined under the guidance of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”).  Management’s judgment is used to arrive at the fair value of the Company’s RMBS investments, taking into account prices obtained from third-party pricing providers and other applicable market data. The third-party pricing providers use pricing models that generally incorporate such factors as coupons, primary and secondary mortgage rates, rate reset periods, issuer, prepayment speeds, credit enhancements and expected life of the security. The Company’s application of ASC 820 guidance is discussed in further detail in Note 9.

Investment securities transactions are recorded on the trade date. At disposition, the net realized gain or loss is determined on the basis of the cost of the specific investment and is included in earnings. RMBS with a fair value of $35.9 million were purchased in the six-month period ended June 30, 2020 and were settled after period end. All RMBS sold in the six-month period ended June 30, 2020 were settled prior to period-end.  All RMBS purchased and sold in the year ended December 31, 2019 were settled prior to period-end.

Revenue Recognition – Interest income from coupon payments is accrued based on the outstanding principal amount of the RMBS and their contractual terms. Premiums and discounts associated with the purchase of the RMBS are amortized and accreted, respectively, into interest income over the projected lives of the securities using the effective interest method. The Company’s policy for estimating prepayment speeds for calculating the effective yield is to evaluate historical performance, consensus on prepayment speeds, and current market conditions. Adjustments are made for actual prepayment activity. Approximately $4.1 million and $7.7 million in interest income was receivable at June 30, 2020 and December 31, 2019, respectively. Interest income receivable has been classified within “Receivables and other assets” on the consolidated balance sheets. For further discussion of Receivables and other assets, see Note 13.

Impairment  – The Company evaluates its RMBS on a quarterly basis to assess whether a decline in the fair value below the amortized cost basis should be recognized in earnings or other comprehensive income. The presence of an impairment is based upon a fair value decline below a security’s amortized cost basis and a corresponding adverse change in expected cash flows due to credit related factors as well as non-credit factors, such as changes in interest rates and market spreads. A security is considered to be impaired if the Company (i) intends to sell the security, (ii) will more likely than not be required to sell the security before recovering its cost basis, or (iii) does not expect to recover the security’s entire amortized cost basis, even if the Company does not intend to sell the security, or the Company believes it is more likely than not that it will be required to sell the security before recovering its cost basis. Under these scenarios, the full amount of impairment is recognized currently in earnings and the cost basis of the security is adjusted. However, if the Company does not intend to sell the impaired security and it is more likely than not that it will not be required to sell before recovery, the impairment is separated into (i) the estimated amount relating to credit loss, or the credit component, and (ii) the amount relating to all other factors, or the non-credit component. Credit related impairment is recognized as an allowance on the balance sheet with a corresponding adjustment to earnings, with the remainder of the loss recognized in accumulated other comprehensive income (loss). The allowance for credit loss as well as adjustment to earnings can be reversed for subsequent changes in the estimate of expected credit loss. Impairment has been classified within “Realized loss on RMBS, available-for-sale, net” on the interim consolidated statements of income (loss). For further discussion of impairment, see Note 4.

Investments in MSRs

Classification – The Company’s MSRs represent the contractual right to service mortgage loans. The Company has elected the fair value option to record its investments in MSRs in order to provide users of the interim consolidated financial statements with better information regarding the effects of prepayment risk and other market factors on the MSRs. Under this election, the Company records a valuation adjustment on its investments in MSRs on a quarterly basis to recognize the changes in fair value of its MSRs in net income as described below. Fair value is generally determined by discounting the expected future cash flows using discount rates that incorporate the market risks and liquidity premium specific to the MSRs and, therefore, may differ from their effective yields.

Although transactions in MSRs are observable in the marketplace, the valuation includes unobservable market data inputs (prepayment speeds, delinquency levels, costs to service and discount rates). Changes in the fair value of MSRs are reported on the interim consolidated statements of income (loss). Fluctuations in the fair value of MSRs are recorded on the interim consolidated statements of income (loss) as “Unrealized loss on investments in Servicing Related Assets.” Fair value is generally determined by discounting the expected future cash flows using discount rates that incorporate the market risks and liquidity premium specific to the MSRs and, therefore, may differ from their effective yields. In determining the valuation of MSRs in accordance with ASC 820, management uses internally developed models that are primarily based on observable market-based inputs but which also include unobservable market data inputs. The Company’s application of ASC 820 guidance is discussed in further detail in Note 9. For reporting purposes, conventional conforming loans are aggregated into one category and government conforming loans are aggregated into a separate category.

Revenue Recognition – Mortgage servicing fee income represents revenue earned for servicing mortgage loans. The servicing fees are based on a contractual percentage of the outstanding principal balance and are recognized as revenue as the related mortgage payments are collected. Corresponding costs to service are charged to expense as incurred. Servicing fee income received and servicing expenses incurred are reported on the interim consolidated statements of income (loss).

As an owner and manager of MSRs, the Company may be obligated to fund advances of principal and interest payments due to third-party owners of the loans, but not yet received from the individual borrowers. These advances are reported as servicing advances within the “Receivables and other assets” line item on the consolidated balance sheets. Reimbursable servicing advances, other than principal and interest advances, also have been classified within “Receivables and other assets” on the consolidated balance sheets. Although advances on Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”) MSRs made in accordance with the relevant guidelines are generally recoverable, the recoverability of similar advances made on Government National Mortgage Association (“Ginnie Mae”) MSRs may be limited under the rules and regulations of the U.S. Department of Housing and Urban Development, the Department of Veterans Affairs (the “VA”) and the Federal Housing Administration (“FHA”). The Company expects to recover advances on its Fannie Mae and Freddie Mac MSRs. In addition, unrecoverable losses on the loans underlying the Ginnie Mae MSRs have not been significant to date. As a result, the Company has determined that no reserves for unrecoverable advances for the related underlying loans are necessary at June 30, 2020 and December 31, 2019. For further discussion on the Company’s receivables and other assets, including the Company’s servicing advances, see Note 13.

As a result of the Company’s investments in MSRs, it is obligated from time to time to repurchase an underlying loan from the applicable agency for which it is being serviced due to an alleged breach of a representation or warranty. Loans acquired in this manner are recorded at the purchase price less any principal recoveries and are then offered for sale. Loans also may be acquired from pools backing Ginnie Mae securities in order to modify the loan. Those loans typically are re-pooled into other Ginnie Mae securities at fair value. Any loans acquired by the Company for either reason are accounted for as loans held for sale and are recorded in “Receivables and other assets” in the interim consolidated balance sheets.

Derivatives and Hedging Activities

Derivative transactions include swaps, swaptions, Treasury futures and “to-be-announced” securities (“TBAs”). Swaps and swaptions are entered into by the Company solely for interest rate risk management purposes. TBAs and Treasury futures are used to manage duration risk as well as basis risk and pricing risk on the Company’s financing facilities for MSRs. The decision as to whether or not a given transaction/position (or portion thereof) is economically hedged is made on a case-by-case basis, based on the risks involved and other factors as determined by senior management, including restrictions imposed by the Code on REITs. In determining whether to economically hedge a risk, the Company may consider whether other assets, liabilities, firm commitments and anticipated transactions already offset or reduce the risk. All transactions undertaken as economic hedges are entered into with a view towards minimizing the potential for economic losses that could be incurred by the Company. Generally, derivatives entered into are not intended to qualify as hedges under GAAP, unless specifically stated otherwise.

The Company’s bi-lateral derivative financial instruments contain credit risk to the extent that its counterparties may be unable to meet the terms of the agreements. The Company reduces such risk by limiting its exposure to any one counterparty. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored. The Company’s interest rate swaps and Treasury futures are required to be cleared on an exchange, which further mitigates, but does not eliminate, credit risk. Management does not expect any material losses as a result of default by other parties to its derivative financial instruments.

Classification – All derivatives are recognized as either assets or liabilities on the consolidated balance sheets and measured at fair value. Due to the nature of these instruments, they may be in a receivable/asset position or a payable/liability position at the end of an accounting period. Derivative amounts payable to, and receivable from, the same party under a contract may be offset as long as the following conditions are met: (i) each of the two parties owes the other determinable amounts; (ii) the reporting party has the right to offset the amount owed with the amount owed by the other party; (iii) the reporting party intends to offset; and (iv) the right to offset is enforceable by law. The Company reports the fair value of derivative instruments gross of cash paid or received pursuant to credit support agreements, and fair value may be reflected on a net counterparty basis when the Company believes a legal right of offset exists under an enforceable master netting agreement. For further discussion on offsetting assets and liabilities, see Note 8.

Revenue Recognition – With respect to derivatives that have not been designated as hedges, any payments under, or fluctuations in the fair value of, such derivatives have been recognized currently in “Realized gain (loss) on derivatives, net” and “Unrealized gain (loss) on derivatives, net”  in the interim consolidated statements of income (loss).

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid short-term investments with maturities of 90 days or less when purchased to be cash equivalents. Substantially all amounts on deposit with major financial institutions exceed insured limits. Restricted cash represents the Company’s cash held by counterparties (i) as collateral against the Company’s derivatives (approximately $11.8 million and $5.7 million at June 30, 2020 and December 31, 2019, respectively) and (ii) as collateral for borrowings under its repurchase agreements (approximately $21.6 million and $61.3 million at June 30, 2020 and December 31, 2019, respectively).

The Company’s centrally cleared interest rate swaps require that the Company post an “initial margin” amount determined by the clearing exchange, which is generally intended to be set at a level sufficient to protect the exchange from the interest rate swap’s maximum estimated single-day price movement. The Company also exchanges “variation margin” based upon daily changes in fair value, as measured by the exchange. As a result of amendments to rules governing certain central clearing activities, the exchange of variation margin is a settlement of the interest rate swap, as opposed to pledged collateral. Accordingly, beginning in the first quarter of 2018 and in subsequent periods, the Company has accounted for the receipt or payment of variation margin on interest rate swaps as a direct reduction or increase to the carrying value of the interest rate swap asset or liability. At June 30, 2020 and December 31, 2019, approximately $42.6 million and $1.1 million, respectively, of variation margin was reported as a decrease to the interest rate swap asset, at fair value.

Due to Affiliates

“Due to affiliates” on the consolidated balance sheets represents amounts due to the Manager pursuant to the Management Agreement. For further information on the Management Agreement, see Note 7.

Income Taxes

The Company elected to be taxed as a REIT under Code Sections 856 through 860 beginning with its short taxable year ended December 31, 2013. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate income tax rates to the extent that it annually distributes less than 100% of its taxable income. The Company’s taxable REIT subsidiary (“TRS”), CHMI Solutions, as well as CHMI Solutions’ wholly-owned subsidiary, Aurora, are subject to U.S. federal income taxes on their taxable income. To maintain qualification as a REIT, the Company must distribute at least 90% of its annual REIT taxable income to its stockholders and meet certain other requirements such as assets it may hold, income it may generate and its stockholder composition. In 2017, the Internal Revenue Service issued a revenue procedure permitting “publicly offered” REITs to make elective stock dividends (i.e., dividends paid in a mixture of stock and cash), with at least 20% of the total distribution being paid in cash, to satisfy their REIT distribution requirements. On May 4, 2020, the Internal Revenue Service issued a revenue procedure that temporarily reduces (through the end of 2020) the minimum amount of the total distribution that must be paid in cash to 10%. Pursuant to these revenue procedures, the Company has in the past and may in the future elect to make distributions of its taxable income in a mixture of stock and cash.

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. ASC 740 requires the recording of deferred income taxes that reflect the net tax effect of temporary differences between the carrying amounts of the Company’s assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, including operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in earnings in the period that includes the enactment date. The Company assesses its tax positions for all open tax years and determines if it has any material unrecognized liabilities in accordance with ASC 740. The Company records these liabilities to the extent it deems them more-likely-than-not to be incurred. The Company records interest and penalties related to income taxes within the provision for income taxes in the interim consolidated statements of income (loss). The Company has not incurred any interest or penalties.

Realized and Unrealized Gain (Loss) on Investments, Net

The following table presents gains and losses on the specified categories of investments for the periods indicated (dollars in thousands):
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Realized gain (loss) on RMBS, net
Gain on RMBS	$513	$-	$18,663	$-
Loss on RMBS	(2,282)	-	(37,975)	-
Net realized gain (loss) on RMBS	(1,769)	-	(19,312)	-
Realized gain (loss) on derivatives, net	4,558	(365)	(14,198)	(7,841)
Unrealized gain (loss) on derivatives, net	(4,581)	(3,819)	47,619	(12,091)
Realized loss on investments in MSRs, net	(11,347)	-	(11,347)	-
Unrealized loss on investments in Servicing Related Assets	(17,025)	(44,042)	(110,878)	(71,217)
Realized gain (loss) on acquired assets, net	(548)	-	(502)	-
Total	$(30,712)	$(48,226)	$(108,618)	$(91,149)

Repurchase Agreements and Interest Expense

The Company finances its investments in RMBS with short-term borrowings under master repurchase agreements. Borrowings under the repurchase agreements are generally short-term debt due within one year. These borrowings generally bear interest rates offered by the “lending” counterparty from time to time for the term of the proposed repurchase transaction (e.g. 30 days, 60 days etc.) of a specified margin over one-month LIBOR. The repurchase agreements represent uncommitted financing. Borrowings under these agreements are treated as collateralized financing transactions and are carried at their contractual amounts, as specified in the respective agreements. Interest is recorded at the contractual amount on an accrual basis.

Dividends Payable

Because the Company is organized as a REIT under the Code, it is required by law to distribute annually at least 90% of its REIT taxable income, which it does in the form of quarterly dividend payments. The Company accrues the dividend payable on outstanding shares, excluding treasury shares, on the accounting date, which causes an offsetting reduction in retained earnings.

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period resulting from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For the Company’s purposes, comprehensive income represents net income (loss), as presented in the interim consolidated statements of income (loss), adjusted for unrealized gains or losses on RMBS, which are designated as available for sale.

Recent Accounting Pronouncements

Credit Losses - In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, which changes the impairment model for most financial assets and certain other instruments. The new model requires the estimation of lifetime expected credit losses and corresponding recognition of allowance for losses on trade and other receivables, held-to-maturity debt securities, loans, and other instruments held at amortized cost. Additionally, allowances for credit losses on Available-for-Sale debt securities will be recognized, rather than direct reductions in the amortized cost of the investments.

The Current Expected Credit Losses model replaces the idea of incurred losses with expected losses for all financial assets, with a few exceptions, not measured at fair value. Expected losses are estimated based on historical experience, current and future economic conditions and forecasting models. Key implementation efforts have included development of internal controls and retrospective analysis of credit related losses. Credit related impairments have not been material in the past for servicing advances and receivables, and no current or foreseeable economic factors were identified that would cause a significant impact, partly due to the indemnification language included in our subservicer agreements and the recoverability of servicing advances under agency guides for Fannie Mae and Freddie Mac. As a result, the Company has determined that the allowance would not be significant. This determination will be re-evaluated on a quarterly basis.

The adoption of this guidance did not have a material impact on the Company’s financial condition, results of operations or financial statement disclosures. The Company performed a review of its available for sale securities and determined that an allowance for credit losses is not necessary as of June 30, 2020.

Fair Value Measurement - In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements of Fair Value Measurement, which amends the guidance on the disclosure requirements on fair value measurements in ASC 820. This guidance is effective for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2019, with early adoption permitted. Disclosure of fair value measurements in Note 9 has been revised to include a description of the weighted averages of unobservable inputs used to value level 3 assets.

Financial Instruments - In February 2020, the FASB issued ASU 2020-02, Financial Instruments - Credit Losses and Leases, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842). The ASU adds and amends SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Accounting Bulletin No. 119 related to the new credit losses standard and comments by the SEC staff related to the revised effective date of the new leases standard. The adoption of this guidance did not have a material impact on the Company’s financial condition, results of operations or financial statement disclosures.

Reference Rate Reform - In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform, which provides optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this Update apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The Company is currently evaluating the effect this guidance will have on its consolidated financial statements.

Revision of Prior Period Financial Statements

Subsequent to the second quarter of 2020, the Company identified an immaterial error in the Company’s historical financial statements related to the calculation of the deferred tax asset/deferred tax liability. The immaterial error was corrected in its Current Report on Form 10-Q for the quarter ended September 30, 2020 with respect to the three- and nine-month periods ended September 30, 2020. The Company is correcting the same immaterial errors and other immaterial adjustments in the historical financial statements contained in the Quarterly Report Form 10-Q for the quarter ended June 30, 2020 filed on August 10, 2020 (the “Prior Filing”). Except as described in the preceding sentence, the Company has not modified or updated disclosures contained in the Company’s Consolidated Financial Statements and Notes thereto included in the Prior Filing. Consequently, all other information not affected by the revisions described above is unchanged and reflects the disclosures made at the date of the Prior Filing.

Note 3 — Segment Reporting

The Company conducts its business through the following segments: (i) investments in RMBS; (ii) investments in Servicing Related Assets; and (iii) “All Other,” which consists primarily of general and administrative expenses, including fees paid to the Company’s directors and management fees and reimbursements paid to the Manager pursuant to the Management Agreement (see Note 7). For segment reporting purposes, the Company does not allocate interest income on short-term investments or general and administrative expenses.

Summary financial data with respect to the Company’s segments is given below, together with a reconciliation to the same data for the Company as a whole (dollars in thousands):

	Servicing Related Assets	RMBS	All Other	Total
Income Statement
Three Months Ended June 30, 2020
Interest income	$479	$9,653	$-	$10,132
Interest expense	438	2,987	-	3,425
Net interest income	41	6,666	-	6,707
Servicing fee income	18,032	-	-	18,032
Servicing costs	6,594	-	-	6,594
Net servicing income	11,438	-	-	11,438
Other expense	(25,044)	(5,668)	-	(30,712)
Other operating expenses	1,135	-	2,259	3,394
Benefit from corporate business taxes	(3,278)	-	-	(3,278)
Net Income (Loss)	$(11,422)	$998	$(2,259)	$(12,683)

Three Months Ended June 30, 2019
Interest income	$214	$17,002	$-	$17,216
Interest expense	446	11,261	-	11,707
Net interest income (expense)	(232)	5,741	-	5,509
Servicing fee income	18,362	-	-	18,362
Servicing costs	4,103	-	-	4,103
Net servicing income	14,259	-	-	14,259
Other expense	(29,136)	(19,090)	-	(48,226)
Other operating expenses	388	-	2,684	3,072
Benefit from corporate business taxes	(3,053)	-	-	(3,053)
Net Loss	$(12,444)	$(13,349)	$(2,684)	$(28,477)

Six Months Ended June 30, 2020
Interest income	$2,120	$28,261	$-	$30,381
Interest expense	2,147	13,569	-	15,716
Net interest income (expense)	(27)	14,692	-	14,665
Servicing fee income	37,551	-	-	37,551
Servicing costs	12,434	-	-	12,434
Net servicing income	25,117	-	-	25,117
Other expense	(103,116)	(5,502)	-	(108,618)
Other operating expenses	1,735	-	6,380	8,115
Benefit from corporate business taxes	(15,432)	-	-	(15,432)
Net Income (Loss)	$(64,329)	$9,190	$(6,380)	$(61,519)

Six Months Ended June 30, 2019
Interest income	$472	$33,713	$-	$34,185
Interest expense	1,634	20,817	-	22,451
Net interest income (expense)	(1,162)	12,896	-	11,734
Servicing fee income	35,550	-	-	35,550
Servicing costs	7,924	-	-	7,924
Net servicing income	27,626	-	-	27,626
Other expense	(54,103)	(37,046)	-	(91,149)
Other operating expenses	880	-	4,964	5,844
Benefit from corporate business taxes	(6,772)	-	-	(6,772)
Net Loss	$(21,747)	$(24,150)	$(4,964)	$(50,861)

	Servicing Related Assets	RMBS	All Other	Total
Balance Sheet
June 30, 2020
Investments	$177,261	$1,548,144	$-	$1,725,405
Other assets	68,400	40,420	95,036	203,856
Total assets	245,661	1,588,564	95,036	1,929,261
Debt	131,780	1,395,317	-	1,527,097
Other liabilities	3,377	55,668	11,190	70,235
Total liabilities	135,157	1,450,985	11,190	1,597,332
Book value	$110,504	$137,579	$83,846	$331,929

December 31, 2019
Investments	$291,111	$2,508,360	$-	$2,799,471
Other assets	39,742	80,207	25,145	145,094
Total assets	330,853	2,588,567	25,145	2,944,565
Debt	166,989	2,337,638	-	2,504,627
Other liabilities	10,043	16,503	14,017	40,563
Total liabilities	177,032	2,354,141	14,017	2,545,190
Book value	$153,821	$234,426	$11,128	$399,375

Note 4 — Investments in RMBS

RMBS on which the payment of principal and interest is guaranteed by a U.S. government agency or a U.S. government sponsored enterprise are referred to as “Agency RMBS.” RMBS also includes collateralized mortgage obligations (“CMOs”) which are either loss share securities issued by Fannie Mae or Freddie Mac or non-Agency RMBS, sometimes called “private label MBS,” which are structured debt instruments representing interests in specified pools of mortgage loans subdivided into multiple classes, or tranches, of securities, with each tranche having different maturities or risk profiles and different ratings by one or more nationally recognized statistical rating organizations (“NRSRO”). All of the Company’s RMBS are classified as available for sale and are, therefore, reported at fair value with changes in fair value recorded in other comprehensive income (loss) except for credit related impairment and impairment on securities the Company (i) intends to sell, (ii) will more likely than not be required to sell before recovering their cost basis, or (iii) does not expect to recover the entire amortized cost basis, even if the Company does not intend to sell the securities, or the Company believes it is more likely than not that it will be required to sell the securities before recovering their cost basis (dollars in thousands):

Summary of RMBS Assets

As of June 30, 2020

			Gross Unrealized				Weighted Average
Asset Type	Original Face Value	Book Value	Gains	Losses	Carrying Value(A)	Number of Securities	Rating	Coupon	Yield(C)	Maturity (Years)(D)
RMBS
Fannie Mae	$1,146,830	$996,086	$34,271	$(12)	$1,030,345	115	(B)	3.54%	3.39%	27
Freddie Mac	517,393	479,329	15,264	(4)	494,589	48	(B)	3.29%	3.16%	28
CMOs	17,450	13,215	140	(312)	13,043	8	(B)	3.85%	4.16%	11
Private Label MBS	22,000	9,828	339	-	10,167	5	(B)	4.09%	4.09%	28
Total/Weighted Average	$1,703,673	$1,498,458	$50,014	$(328)	$1,548,144	176		3.46%	3.33%	27

As of December 31, 2019

			Gross Unrealized				Weighted Average
Asset Type	Original Face Value	Book Value	Gains	Losses	Carrying Value(A)	Number of Securities	Rating	Coupon	Yield(C)	Maturity (Years)(D)
RMBS
Fannie Mae	$1,878,229	$1,596,288	$23,636	$(691)	$1,619,233	198	(B)	3.80%	3.65%	27
Freddie Mac	824,991	715,892	12,204	(245)	727,851	88	(B)	3.72%	3.59%	28
CMOs	127,229	123,053	6,030	-	129,083	30	(B)	5.28%	5.26%	11
Private Label MBS	50,500	31,595	598	-	32,193	11	(B)	4.06%	4.06%	29
Total/Weighted Average	$2,880,949	$2,466,828	$42,468	$(936)	$2,508,360	327		3.85%	3.72%	26

(A)	See Note 9 regarding the estimation of fair value, which approximates carrying value for all securities.
(B)
The Company used an implied AAA rating for the Agency RMBS. CMOs issued by Fannie Mae or Freddie Mac consist of loss share securities, approximately 53.5% of which, by unpaid principal balance (“UPB”), are unrated or rated below investment grade at June 30, 2020 by at least one NRSRO. Private label RMBS are rated investment grade or better by at least one NRSRO as of June 30, 2020.

(C)	The weighted average yield is based on the most recent gross monthly interest income, which is then annualized and divided by the book value of settled securities.
(D)	The weighted average maturity is based on the timing of expected principal reduction on the assets.

Summary of RMBS Assets by Maturity

As of June 30, 2020

			Gross Unrealized				Weighted Average
Years to Maturity	Original Face Value	Book Value	Gains	Losses	Carrying Value(A)	Number of Securities	Rating	Coupon	Yield(C)	Maturity (Years)(D)
1-5 Years	$3,500	$1,674	$34	$-	$1,708	2	(B)	4.43%	4.73%	4
5-10 Years	5,500	3,638	105	-	3,743	2	(B)	4.58%	4.88%	8
Over 10 Years	1,694,673	1,493,146	49,875	(328)	1,542,693	172	(B)	3.46%	3.33%	28
Total/Weighted Average	$1,703,673	$1,498,458	$50,014	$(328)	$1,548,144	176		3.46%	3.33%	27

As of December 31, 2019

			Gross Unrealized				Weighted Average
Years to Maturity	Original Face Value	Book Value	Gains	Losses	Carrying Value(A)	Number of Securities	Rating	Coupon	Yield(C)	Maturity (Years)(D)
1-5 Years	$1,500	$895	$64	$-	$959	1	(B)	6.34%	6.34%	4
5-10 Years	64,579	61,935	4,153	-	66,088	13	(B)	5.85%	5.81%	9
Over 10 Years	2,814,870	2,403,998	38,251	(936)	2,441,313	313	(B)	3.80%	3.66%	27
Total/Weighted Average	$2,880,949	$2,466,828	$42,468	$(936)	$2,508,360	327		3.85%	3.72%	26

(A)	See Note 9 regarding the estimation of fair value, which approximates carrying value for all securities.
(B)
The Company used an implied AAA rating for the Agency RMBS. CMOs issued by Fannie Mae or Freddie Mac consist of loss share securities, approximately 53.5% of which, by UPB, are unrated or rated below investment grade at June 30, 2020 by at least one NRSRO. Private label RMBS are rated investment grade or better by at least one NRSRO as of June 30, 2020.

(C)	The weighted average yield is based on the most recent gross monthly interest income, which is then annualized and divided by the book value of settled securities.
(D)	The weighted average maturity is based on the timing of expected principal reduction on the assets.

At June 30, 2020 and December 31, 2019, the Company pledged Agency RMBS with a carrying value of approximately $1,444.6 million and $2,419.5 million, respectively, as collateral for borrowings under repurchase agreements. At June 30, 2020 and December 31, 2019, the Company did not have any securities purchased from and financed with the same counterparty that did not meet the conditions of ASC 860, Transfers and Servicing, to be considered linked transactions and, therefore, classified as derivatives.

Based on management’s analysis of the Company’s securities, the performance of the underlying loans and changes in market factors, management determined that unrealized losses as of the balance sheet date on the Company’s securities were primarily the result of changes in market factors, rather than issuer-specific credit impairment. The Company performed analyses in relation to such securities, using management’s best estimate of their cash flows, which support its belief that the carrying values of such securities were fully recoverable over their expected holding periods. Such market factors include changes in market interest rates and credit spreads and certain macroeconomic events, none of which will directly impact the Company’s ability to collect amounts contractually due. Management continually evaluates the credit status of each of the Company’s securities and the collateral supporting those securities. This evaluation includes a review of the credit of the issuer of the security (if applicable), the credit rating of the security (if applicable), the key terms of the security (including credit support), debt service coverage and loan to value ratios, the performance of the pool of underlying loans and the estimated value of the collateral supporting such loans, including the effect of local, industry and broader economic trends and factors. Significant judgment is required in this analysis. In connection with the above, the Company weighs the fact that a substantial majority of its investments in RMBS are guaranteed by U.S. government agencies or U.S. government sponsored enterprises.

Credit related unrealized losses and unrealized losses on securities that the Company (i) intends to sell, (ii) will more likely than not be required to sell before recovering their cost basis, or (iii) does not expect to recover the entire amortized cost basis, even if the Company does not intend to sell the securities, or the Company believes it is more likely than not that it will be required to sell the securities before recovering their cost basis, are recognized in earnings. The Company did not record an allowance for credit losses on the balance sheet at June 30, 2020 and December 31, 2019, or any impairment charges in earnings during the three and six-month periods ended June 30, 2020 and June 30, 2019.

The following tables summarize the Company’s securities in an unrealized loss position as of the dates indicated (dollars in thousands):

RMBS Unrealized Loss Positions

As of June 30, 2020

						Weighted Average
Duration in Loss Position	Original Face Value	Book Value	Gross Unrealized Losses	Carrying Value(A)	Number of Securities	Rating	Coupon	Yield(C)	Maturity (Years)(D)
Less than Twelve Months	$39,415	$40,896	$(328)	$40,568	8	(B)	3.14%	3.04%	26
Total/Weighted Average	$39,415	$40,896	$(328)	$40,568	8		3.14%	3.04%	26

As of December 31, 2019

						Weighted Average
Duration in Loss Position	Original Face Value	Book Value	Gross Unrealized Losses	Carrying Value(A)	Number of Securities	Rating	Coupon	Yield(C)	Maturity (Years)(D)
Less than Twelve Months	$55,588	$55,429	$(105)	$55,324	5	(B)	3.70%	3.53%	29
Twelve or More Months	169,346	131,540	(831)	130,709	23	(B)	3.76%	3.54%	25
Total/Weighted Average	$224,934	$186,969	$(936)	$186,033	28		3.74%	3.54%	26

(A)	See Note 9 regarding the estimation of fair value, which approximates carrying value for all securities.
(B)
The Company used an implied AAA rating for the Agency RMBS. CMOs issued by Fannie Mae or Freddie Mac consist of loss share securities, approximately 53.5% of which, by UPB, are unrated or rated below investment grade at June 30, 2020 by at least one NRSRO. The Company’s private label RMBS are rated investment grade or better by at least one NRSRO as of June 30, 2020.

(C)	The weighted average yield is based on the most recent gross monthly interest income, which is then annualized and divided by the book value of settled securities.
(D)	The weighted average maturity is based on the timing of expected principal reduction on the assets.

Note 5 — Investments in Servicing Related Assets
Aurora’s MSR portfolio of Fannie Mae and Freddie Mac MSRs have an aggregate UPB of approximately $24.1 billion as of June 30, 2020.

The following is a summary of the Company’s Servicing Related Assets as of the dates indicated (dollars in thousands):

Servicing Related Assets Summary

As of June 30, 2020

	Unpaid Principal Balance	Cost Basis		Carrying Value(A)	Weighted Average Coupon	Weighted Average Maturity (Years)(B)	Year to Date Changes in Fair Value Recorded in Other Income (Loss)
MSRs
Conventional	$24,126,677	$288,139	(C)	$177,261	4.16%	26.4	$(110,878)
MSR Total/Weighted Average	$24,126,677	$288,139		$177,261	4.16%	26.4	$(110,878)

As of December 31, 2019

	Unpaid Principal Balance	Cost Basis		Carrying Value(A)	Weighted Average Coupon	Weighted Average Maturity (Years)(B)	Year to Date Changes in Fair Value Recorded in Other Income (Loss)
MSRs
Conventional	$26,142,780	$357,667	(C)	$263,357	4.27%	26.8	$(94,310)
Government	2,925,346	40,216	(C)	27,754	3.37%	25.8	(12,462)
MSR Total/Weighted Average	$29,068,126	$397,883		$291,111	4.18%	26.7	$(106,772)

(A)	Carrying value approximates the fair value of the pools (see Note 9).
(B)	The weighted average maturity represents the weighted average expected timing of the receipt of cash flows of each investment.
(C)	Cost basis consists of the carrying value of the prior period, adjusted for any purchases, sales and principal paydowns of the underlying mortgage loans.

The tables below summarize the geographic distribution for the states representing 5% or greater of the aggregate UPB of the residential mortgage loans underlying the Servicing Related Assets as of the dates indicated:

Geographic Concentration of Servicing Related Assets

As of June 30, 2020
Percentage of Total Outstanding Unpaid Principal Balance
California	12.7%
Texas	6.3%
Maryland	6.1%
New York	5.9%
Virginia	5.5%
All other	63.5%
Total	100.0%

As of December 31, 2019

Percentage of Total Outstanding Unpaid Principal Balance
California	13.4%
Texas	6.2%
Maryland	5.6%
New York	5.1%
Virginia	5.1%
All other	64.6%
Total	100.0%

Geographic concentrations of investments expose the Company to the risk of economic downturns within the relevant states. Any such downturn in a state where the Company holds significant investments could affect the underlying borrower’s ability to make the mortgage payment and, therefore, could have a meaningful, negative impact on the Company’s Servicing Related Assets.

Note 6 — Equity and Earnings per Common Share

Common and Preferred Stock

On October 9, 2013, the Company completed an initial public offering (the “IPO”) and a concurrent private placement of its common stock. The Company did not conduct any activity prior to the IPO and the concurrent private placement.

The Company’s 8.20% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), ranks senior to the Company’s common stock with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up. The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless repurchased or redeemed by the Company or converted by the holders of the Series A Preferred Stock into the Company’s common stock in connection with certain changes of control. The Series A Preferred Stock is not redeemable by the Company prior to August 17, 2022, except under circumstances intended to preserve the Company’s qualification as a REIT for U.S. federal income tax purposes and except upon the occurrence of certain changes of control. On and after August 17, 2022, the Company may, at its option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. If the Company does not exercise its rights to redeem the Series A Preferred Stock upon certain changes in control, the holders of the Series A Preferred Stock have the right to convert some or all of their shares of Series A Preferred Stock into a number of shares of the Company’s common stock based on a defined formula, subject to a share cap, or alternative consideration. The share cap on each share of Series A Preferred Stock is 2.62881 shares of common stock, subject to certain adjustments. The Company pays cumulative cash dividends at the rate of 8.2% per annum of the $25.00 per share liquidation preference (equivalent to $2.05 per annum per share) on the Series A Preferred Stock, in arrears, on or about the 15th day of January, April, July and October of each year.

On February 11, 2019, the Company completed an offering of 1,800,000 shares of the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Stock, par value $0.01 per share (the “Series B Preferred Stock”). The underwriters subsequently exercised their option to purchase an additional 200,000 shares for total proceeds of approximately $48.4 million after underwriting discounts and commissions but before expenses of approximately $285,000. The net proceeds were invested in RMBS and MSRs.

The Series B Preferred Stock ranks senior to the Company’s common stock with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up, and on parity with the Company’s Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up. The Series B Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless repurchased or redeemed by the Company or converted by the holders of the Series B Preferred Stock into the Company’s common stock in connection with certain changes of control. The Series B Preferred Stock is not redeemable by the Company prior to April 15, 2024, except under circumstances intended to preserve the Company’s qualification as a REIT for U.S. federal income tax purposes and except upon the occurrence of certain changes of control. On and after April 15, 2024, the Company may, at its option, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. If the Company does not exercise its rights to redeem the Series B Preferred Stock upon certain changes in control, the holders of the Series B Preferred Stock have the right to convert some or all of their shares of Series B Preferred Stock into a number of shares of the Company’s common stock based on a defined formula, subject to a share cap, or alternative consideration. The share cap on each share of Series B Preferred Stock is 2.68962 shares of common stock, subject to certain adjustments. Holders of Series B Preferred Stock will be entitled to receive cumulative cash dividends (i) from and including February 11, 2019 to, but excluding, April 15, 2024 at a fixed rate equal to 8.250% per annum of the $25.00 per share liquidation preference (equivalent to $2.0625 per annum per share) and (ii) from and including April 15, 2024, at a floating rate equal to three-month LIBOR plus a spread of 5.631% per annum. Dividends are payable quarterly in arrears on the 15th day of each January, April, July and October, when and as authorized by the Company’s board of directors and declared by the Company.

A significant portion of the paydowns of the RMBS acquired with offering proceeds have been or will be deployed into the acquisition of MSRs. The Company may also sell certain of these RMBS and deploy the net proceeds from such sales to the extent necessary to fund the purchase price of MSRs.

On April 28, 2020, the Company issued 527,010 shares of Common Stock in partial payment of the previously declared cash dividend of $0.40 per share of Common Stock.

Common Stock ATM Program

In August 2018, the Company initiated an at-the-market offering program (the “Common Stock ATM Program”) pursuant to which it may offer through one or more sales agents and sell from time to time up to $50 million of its common stock at prices prevailing at the time, subject to volume and other regulatory limitations. The Common Stock ATM Program has no set expiration date and may be renewed or terminated by the Company at any time. During the three and six-month periods ended June 30, 2020, the Company did not issue any shares of common stock under the Common Stock ATM Program. During the three and six-month periods ended June 30, 2019, the Company issued and sold 225,646 shares of common stock under the Common Stock ATM Program. The shares were sold at a weighted average price of $17.40 per share for gross proceeds of approximately $3.9 million before fees of approximately $79,000.

Preferred Stock ATM Program

In April 2018, the Company initiated an at-the-market offering program (the “Preferred Series A ATM Program”) pursuant to which it may offer through one or more sales agents and sell from time to time up to $35 million of its Series A Preferred Stock at prices prevailing at the time, subject to volume and other regulatory limitations. The Preferred Series A ATM Program has no set expiration date and may be renewed or terminated by the Company at any time. During the three and six-month periods ended June 30, 2020, the Company did not issue any shares of Series A Preferred Stock under the Preferred Series A ATM Program. During the three-month period ended June 30, 2019, the Company issued and sold 13,949 shares of Series A Preferred Stock under the Preferred Series A ATM Program. The shares were sold at a weighted average price of $25.80 per share for gross proceeds of approximately $360,000 before fees of approximately $6,000. During the six-month period ended June 30, 2019, the Company issued and sold 63,429 shares of Series A Preferred Stock under the Preferred Series A ATM Program. The shares were sold at a weighted average price of $25.21 per share for gross proceeds of approximately $1.6 million before fees of approximately $26,000.

Share Repurchase Program

In September 2019, the Company instituted a share repurchase program that allows for the repurchase of up to an aggregate of $10,000,000 of the Company’s common stock. Shares may be repurchased from time to time through privately negotiated transactions or open market transactions, pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or by any combination of such methods. The manner, price, number and timing of share repurchases are subject to a variety of factors, including market conditions and applicable SEC rules. The share repurchase program does not require the purchase of any minimum number of shares, and, subject to SEC rules, purchases may be commenced or suspended at any time without prior notice. Unless sooner terminated or extended, the share repurchase program expires on September 3, 2020. During the three-month period ended June 30, 2020, the Company did not repurchase any shares under the share repurchase program. During the six-month period ended June 30, 2020, the Company repurchased 142,531 shares of its common stock at a weighted average purchase price of $12.96 per share and paid brokers commissions of approximately $4,300 on such repurchases. During the year ended December 31, 2019, the Company repurchased 235,950 shares of its common stock at a weighted average purchase price of $14.59 per share and paid brokers commissions of approximately $7,000 on such repurchases.
Equity Incentive Plan

During 2013, the board of directors approved and the Company adopted the Cherry Hill Mortgage Investment Corporation 2013 Equity Incentive Plan (the “2013 Plan”). The 2013 Plan provides for the grant of options to purchase shares of the Company’s common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards, including long term incentive plan units (“LTIP-OP Units”) of the Operating Partnership.

LTIP-OP Units are a special class of partnership interest in the Operating Partnership. LTIP-OP Units may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. Initially, LTIP-OP Units do not have full parity with the Operating Partnership’s common units of limited partnership interest (“OP Units”) with respect to liquidating distributions; however, LTIP-OP Units receive, whether vested or not, the same per-unit distributions as OP Units and are allocated their pro-rata share of the Operating Partnership’s net income or loss. Under the terms of the LTIP-OP Units, the Operating Partnership will revalue its assets upon the occurrence of certain specified events, and any increase in the Operating Partnership’s valuation from the time of grant of the LTIP-OP Units until such event will be allocated first to the holders of LTIP-OP Units to equalize the capital accounts of such holders with the capital accounts of the holders of OP Units. Upon equalization of the capital accounts of the holders of LTIP-OP Units with the other holders of OP Units, the LTIP-OP Units will achieve full parity with OP Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP-OP Units may be converted into an equal number of OP Units at any time and, thereafter, enjoy all the rights of OP Units, including redemption rights. Each LTIP-OP Unit awarded is deemed equivalent to an award of one share of the Company’s common stock under the 2013 Plan and reduces the 2013 Plan’s share authorization for other awards on a one-for-one basis.

An LTIP-OP Unit and a share of common stock of the Company have substantially the same economic characteristics in as much as they effectively share equally in the net income or loss of the Operating Partnership. Holders of LTIP-OP Units that have reached parity with OP Units have the right to redeem their LTIP-OP Units, subject to certain restrictions. The redemption is required to be satisfied in cash, or at the Company’s option, the Company may purchase the OP Units for common stock, calculated as follows: one share of the Company’s common stock, or cash equal to the fair value of a share of the Company’s common stock at the time of redemption, for each LTIP-OP Unit. When an LTIP-OP Unit holder redeems an OP Unit (as described above), non-controlling interest in the Operating Partnership is reduced and the Company’s equity is increased.

LTIP-OP Units vest ratably over the first three annual anniversaries of the grant date. The fair value of each LTIP-OP Unit was determined based on the closing price of the Company’s common stock on the applicable grant date in all other cases.

The following table sets forth the number of shares of the Company’s common stock and the values thereof (based on the closing prices on the respective dates of grant) granted under the 2013 Plan. Except as otherwise indicated, all shares are fully vested.

Equity Incentive Plan Information
	LTIP-OP Units			Shares of Common Stock		Number of Securities Remaining Available For Future Issuance Under Equity	Weighted Average Issuance
	Issued	Forfeited	Converted	Issued	Forfeited	Compensation Plans	Price
December 31, 2018	(223,900)	916	12,917	(57,875)	3,155	1,235,213
Number of securities issued or to be issued upon exercise	(66,375)	-		-	-	(66,375)	$17.64
Number of securities issued or to be issued upon exercise	-	-	6,000	(6,000)	-	-	$17.23
March 31, 2019	(290,275)	916	18,917	(63,875)	3,155	1,168,838
Number of securities issued or to be issued upon exercise	-	-	-	(12,789)	-	(12,789)	$16.42
June 30, 2019	(290,275)	916	18,917	(76,664)	3,155	1,156,049
Number of securities issued or to be issued upon exercise		-			-	-	$16.68
December 31, 2019	(290,275)	916	18,917	(76,664)	3,155	1,156,049
Number of securities issued or to be issued upon exercise	(41,900)	-	-	-	-	(41,900)	$14.55
Number of securities issued or to be issued upon exercise	-	-	9,500	(9,500)	-	-	$8.01
March 31, 2020	(332,175)	916	28,417	(86,164)	3,155	1,114,149
Number of securities issued or to be issued upon exercise	(9,672)	-	-	-	-	(9,672)	$6.27
Number of securities issued or to be issued upon exercise	-	-	-	(22,224)	-	(22,224)	$9.18
June 30, 2020	(341,847)	916	28,417	(108,388)	3,155	1,082,253

The Company recognized approximately $306,000 and $248,000 in share-based compensation expense in the three-month periods ended June 30, 2020 and June 30, 2019, respectively. The Company recognized approximately $570,000 and $514,000 in share-based compensation expense in the six-month periods ended June 30, 2020 and June 30, 2019, respectively. There was approximately $1.3 million of total unrecognized share-based compensation expense as of June 30, 2020, all of which was related to unvested LTIP-OP Units. This unrecognized share-based compensation expense is expected to be recognized ratably over the remaining vesting period of up to three years. The aggregate expense related to the LTIP-OP Unit grants is presented as “General and administrative expense” in the Company’s interim consolidated statements of income (loss).

Non-Controlling Interests in Operating Partnership

Non-controlling interests in the Operating Partnership in the accompanying interim consolidated financial statements relate to LTIP-OP Units and OP Units issued upon conversion of LTIP-OP Units, in either case, held by parties other than the Company.

As of June 30, 2020, the non-controlling interest holders in the Operating Partnership owned 309,697 LTIP-OP Units, or approximately 1.9% of the units of the Operating Partnership. Pursuant to ASC 810, Consolidation, changes in a parent’s ownership interest (and transactions with non-controlling interest unit holders in the Operating Partnership) while the parent retains its controlling interest in its subsidiary should be accounted for as equity transactions. The carrying amount of the non-controlling interest will be adjusted to reflect the change in its ownership interest in the subsidiary, with the offset to equity attributable to the Company.

Earnings per Common Share

The Company is required to present both basic and diluted earnings per common share (“EPS”). Basic EPS is calculated by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted EPS is calculated by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding plus the additional dilutive effect of common stock equivalents during each period. In accordance with ASC 260, Earnings Per Share, if there is a loss from continuing operations, the common stock equivalents are deemed anti-dilutive and earnings (loss) per share is calculated excluding the potential common shares.

The following table presents basic and diluted earnings per share of common stock for the periods indicated (dollars in thousands, except per share data):

Earnings per Common Share Information

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Numerator:
Net loss	$(12,683)	$(28,477)	$(61,519)	$(50,861)
Net loss allocated to noncontrolling interests in Operating Partnership	227	460	1,137	829
Dividends on preferred stock	2,461	2,593	4,920	4,434
Net loss applicable to common stockholders	$(14,917)	$(30,610)	$(65,302)	$(54,466)
Denominator:
Weighted average common shares outstanding	16,882,077	16,776,472	16,746,758	16,708,471
Weighted average diluted shares outstanding	16,895,408	16,789,261	16,759,818	16,721,260
Basic and Diluted EPS:
Basic	$(0.88)	$(1.82)	$(3.90)	$(3.26)
Diluted	$(0.88)	$(1.82)	$(3.90)	$(3.26)

There were no participating securities or equity instruments outstanding that were anti-dilutive for purposes of calculating earnings per share for the periods presented.

Note 7 — Transactions with Affiliates and Affiliated Entities

Manager

The Company has entered into the Management Agreement with the Manager, pursuant to which the Manager provides for the day-to-day management of the Company’s operations. The Management Agreement requires the Manager to manage the Company’s business affairs in conformity with the policies that are approved and monitored by the Company’s board of directors. Pursuant to the Management Agreement, the Manager, under the supervision of the Company’s board of directors, formulates investment strategies, arranges for the acquisition of assets, arranges for financing, monitors the performance of the Company’s assets and provides certain advisory, administrative and managerial services in connection with the operations of the Company. For performing these services, the Company pays the Manager the management fee which is payable in cash quarterly in arrears, in an amount equal to 1.5% per annum of the Company’s stockholders’ equity (as defined in the Management Agreement). The term of the Management Agreement will expire on October 22, 2020 and will be automatically renewed for a one-year term on such date and on each anniversary of such date thereafter unless terminated or not renewed as described below. Either the Company or the Manager may elect not to renew the Management Agreement upon expiration of its initial term or any renewal term by providing written notice of non-renewal at least 180 days, but not more than 270 days, before expiration. In the event the Company elects not to renew the term, the Company will be required to pay the Manager a termination fee equal to three times the average annual management fee amount earned by the Manager during the two four-quarter periods ending as of the end of the most recently completed fiscal quarter prior to the non-renewal. The Company may terminate the Management Agreement at any time for cause effective upon 30 days prior written notice of termination from the Company to the Manager, in which case no termination fee would be due. The Company’s board of directors will review the Manager’s performance prior to the automatic renewal of the Management Agreement and, as a result of such review, upon the affirmative vote of at least two-thirds of the members of the Company’s board of directors or of the holders of a majority of the Company’s outstanding common stock, the Company may terminate the Management Agreement based upon unsatisfactory performance by the Manager that is materially detrimental to the Company or a determination by the Company’s independent directors that the management fees payable to the Manager are not fair, subject to the right of the Manager to prevent such a termination by agreeing to a reduction of the management fees payable to the Manager. Upon any termination of the Management Agreement based on unsatisfactory performance or unfair management fees, the Company would be required to pay the Manager the termination fee described above. The Manager may terminate the Management Agreement in the event that the Company becomes regulated as an investment company under the Investment Company Act of 1940, as amended, in which case the Company would not be required to pay the termination fee described above. The Manager may also terminate the Management Agreement upon 60 days’ written notice if the Company defaults in the performance of any material term of the Management Agreement and the default continues for a period of 30 days after written notice to the Company, whereupon the Company would be required to pay the Manager the termination fee described above.

The Manager is a party to a services agreement (the “Services Agreement”) with Freedom Mortgage, pursuant to which Freedom Mortgage provides to the Manager the personnel, services and resources needed by the Manager to carry out its obligations and responsibilities under the Management Agreement. The Company is a named third-party beneficiary to the Services Agreement and, as a result, has, as a non-exclusive remedy, a direct right of action against Freedom Mortgage in the event of any breach by the Manager of any of its duties, obligations or agreements under the Management Agreement that arise out of or result from any breach by Freedom Mortgage of its obligations under the Services Agreement. The Services Agreement will terminate upon the termination of the Management Agreement. Pursuant to the Services Agreement, the Manager will make certain payments to Freedom Mortgage in connection with the services provided.

The Management Agreement between the Company and the Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to the Company as if it had been negotiated with an unaffiliated third party. At the time the Management Agreement was negotiated, both the Manager and Freedom Mortgage were controlled by Mr. Stanley Middleman, who is also a stockholder of the Company. In 2016, ownership of the Manager was transferred to CHMM Blind Trust, a grantor trust for the benefit of Mr. Middleman.

The Management Agreement provides that the Company will reimburse the Manager for (i) various expenses incurred by the Manager or its officers, and agents on the Company’s behalf, including costs of software, legal, accounting, tax, administrative and other similar services rendered for the Company by providers retained by the Manager and (ii) the allocable portion of the compensation paid to specified officers dedicated to the Company. The amounts under “Due to affiliates” on the interim consolidated balance sheets consisted of the following for the periods indicated (dollars in thousands):

Management Fees and Compensation Reimbursement to Affiliate

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Management fees	$1,736	$1,696	$3,463	$3,267
Compensation reimbursement	238	238	476	476
Total	$1,974	$1,934	$3,939	$3,743

Subservicing Agreement

During the six months ended June 30, 2020, Freedom Mortgage directly serviced the Company’s portfolio of Ginnie Mae MSRs pursuant to a subservicing agreement entered into on June 10, 2015. Although Freedom Mortgage gave notice of termination of the subservicing agreement without cause during the third quarter of 2018, as required by that agreement, Freedom Mortgage continued to service the Ginnie Mae MSRs pending transfer of the servicing responsibilities, and Aurora continued to pay for such services. The parties subsequently decided to reinstate the agreement on the terms in effect at the time of the notice of termination, including a three-year term subject to automatic renewal for a similar term unless sooner terminated in accordance with its terms. Following the sale of the Ginnie Mae MSRs to Freedom Mortgage as described below, Freedom Mortgage continues to subservice certain loans that had been purchased from Ginnie Mae pools due to delinquency or default. Once these loans and any related advance claims are rehabilitated or liquidated, the Subservicing Agreement will be terminated. It is not clear when that will occur due to the forbearance requirements as a result of the pandemic.

Joint Marketing Recapture Agreement

In June 2016, Aurora entered into a joint marketing recapture agreement with Freedom Mortgage. Pursuant to this agreement, Freedom Mortgage attempts to refinance certain mortgage loans underlying Aurora’s MSR portfolio subserviced by Freedom Mortgage as directed by Aurora. If a loan is refinanced, Aurora will pay Freedom Mortgage a fee for its origination services. Freedom Mortgage will be entitled to sell the loan for its own benefit and will transfer the related MSR to Aurora. The agreement had an initial term of one year, subject to automatic renewals of one year each. This agreement continues in effect since the termination of the subservicing agreement was not, and now will not be, completed by the transfer of the Ginnie Mae MSRs to another subservicer. During the three months ended June 30, 2020, 1,171 loans with an aggregate unpaid principal balance of approximately $268.3 million had been refinanced by Freedom Mortgage. However, since the portfolio was being sold to Freedom Mortgage at June 30, 2020, these loans were treated as loans pending re-pooling and included in the sale. No fees were payable in connection with these loans. During the three and six-month periods ended June 30, 2020, no MSRs had been received from Freedom Mortgage. During the three-month period ended June 30, 2019, MSRs on 4 loans with an aggregate UPB of approximately $1.0 million had been received from Freedom Mortgage which generated approximately $1,000 in fees due to Freedom Mortgage. This agreement will be terminated when the Subservicing Agreement with Freedom Mortgage is terminated.

Other Transactions with Affiliated Persons

Aurora leases five employees from Freedom Mortgage and reimburses Freedom Mortgage on a monthly basis.

On June 30, 2020,  Aurora sold its portfolio of Ginnie Mae MSRs with a carrying value of approximately $15.7 million to Freedom Mortgage pursuant to a Loan Servicing Purchase and Sale Agreement, dated as of that date, between Freedom Mortgage as buyer and Aurora as seller for proceeds of approximately $15.8 million. Approximately $1.2 million of the proceeds were received subsequent to period end and are included in receivables and other assets on the interim consolidated balance sheets. The Company recorded a realized loss of $11.3 million on the sale which includes $11.5 million of previously incurred unrealized losses in market value through the six-month period ended June 30, 2020. The sale is part of the Company’s servicing related assets segment. The sale was approved by the Nominating and Corporate Governance Committee of the Company’s board of directors which consists solely of independent directors. The proceeds were used to pay off the MSR Term Facility and related advancing facility with the balance available for general corporate purposes. See Note 12 - Notes Payable for a description of the MSR Term Facility.

The Ginnie Mae MSRs were originally acquired from Freedom Mortgage pursuant to the loan servicing purchase and sale agreement with Freedom Mortgage, dated as of December 15, 2016. As a result of the sale of these MSRs back to Freedom Mortgage the remaining holdback payable under the original purchase agreement of approximately $757,000 was applied to reduce the original cost of acquisition and included within “Realized loss on investments in MSRs, net” on the interim consolidated statements of income (loss).

The Company incurred gains of approximately $25,000 on loans repurchased from Ginnie Mae during the three-month period ended June 30, 2020. During the six-month period ended June 30, 2020, the Company incurred losses of approximately $176,000 on loans repurchased from Ginnie Mae. During the three and six-month periods ended June 30, 2019, there were no such losses. Under the terms of the original purchase and sale agreement with Freedom Mortgage, $247,000 of these foreclosure related losses were on VA loans repurchased from Ginnie Mae. The remaining are $71,000 of foreclosure related gains. As a result of the sale of the Ginnie Mae MSRs back to Freedom Mortgage, $573,000 of losses recoverable from Freedom Mortgage were written off and classified within “Realized loss on acquired assets, net” on the interim consolidated statements of income (loss).

Note 8 — Derivative Instruments

Interest Rate Swap Agreements, Swaptions, TBAs and Treasury Futures

In order to help mitigate exposure to higher short-term interest rates in connection with borrowings under its repurchase agreements, the Company enters into interest rate swap agreements and swaption agreements. Interest rate swap agreements establish an economic fixed rate on related borrowings because the variable-rate payments received on the interest rate swap agreements largely offset interest accruing on the related borrowings, leaving the fixed-rate payments to be paid on the interest rate swap agreements as the Company’s effective borrowing rate, subject to certain adjustments including changes in spreads between variable rates on the interest rate swap agreements and actual borrowing rates. A swaption is an option granting its owner the right but not the obligation to enter into an underlying swap. The Company’s interest rate swap agreements and swaptions have not been designated as qualifying hedging instruments for GAAP purposes.

In order to help mitigate duration risk and manage basis risk and the pricing risk under the Company’s financing facilities, the Company utilizes Treasury futures and forward-settling purchases and sales of RMBS where the underlying pools of mortgage loans are TBAs. Pursuant to these TBA transactions, the Company agrees to purchase or sell, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date. Unless otherwise indicated, references to Treasury futures include options on Treasury futures.

The following table summarizes the outstanding notional amounts of derivative instruments as of the dates indicated (dollars in thousands):

Derivatives	June 30, 2020	December 31, 2019
Notional amount of interest rate swaps	$1,622,700	$2,355,850
Notional amount of swaptions	60,000	40,000
Notional amount of TBAs, net	(33,000)	140,300
Notional amount of Treasury futures	483,500	310,300
Total notional amount	$2,133,200	$2,846,450

The following table presents information about the Company’s interest rate swap agreements as of the dates indicated (dollars in thousands):
	Notional Amount	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Years to Maturity
June 30, 2020	$1,622,700	0.73%	0.94%	6.0
December 31, 2019	2,355,850	1.70%	1.92%	5.3

The following table presents information about the Company’s interest rate swaption agreements as of the dates indicated (dollars in thousands):

	Notional Amount	Weighted Average Pay Rate	Weighted Average Receive Rate(A)		Weighted Average Years to Maturity
June 30, 2020	$60,000	1.67%	LIBOR-BBA	%	10.8
December 31, 2019	40,000	2.38%	LIBOR-BBA	%	10.7

(A)	Floats in accordance with LIBOR.

The following tables present information about the Company’s treasury futures agreements as of the dates indicated (dollars in thousands):

As of June 30, 2020

Maturity	Notional Amount - Long Positions	Notional Amount - Short Positions	Net Notional Amount	Fair Value
5 years	$315,300	$-	$315,300	1,404
10 years	168,200	-	168,200	1,025
Total	$483,500	$-	$483,500	2,429

As of December 31, 2019

Maturity	Notional Amount - Long Positions	Notional Amount - Short Positions	Net Notional Amount	Fair Value
5 years	$262,800	$-	$262,800	(1,009)
10 years	47,500	-	47,500	(764)
Total	$310,300	$-	$310,300	(1,774)

The following table presents information about realized gain (loss) on derivatives, which is included on the interim consolidated statements of income (loss) for the periods indicated (dollars in thousands):

Realized Gains (Losses) on Derivatives

		Three Months Ended June 30,		Six Months Ended June 30,
Derivatives	Consolidated Statements of Loss Location	2020	2019	2020	2019
Interest rate swaps	Realized gain (loss) on derivatives, net	$(6,759)	$(5,558)	$(54,624)	$(13,582)
Swaptions	Realized gain (loss) on derivatives, net	(212)	(382)	(212)	(1,144)
TBAs	Realized gain (loss) on derivatives, net	(115)	1,307	344	1,087
Treasury futures	Realized gain (loss) on derivatives, net	11,644	4,268	40,294	5,798
Total		$4,558	$(365)	$(14,198)	$(7,841)

Offsetting Assets and Liabilities

The Company has netting arrangements in place with all of its derivative counterparties pursuant to standard documentation developed by the International Swaps and Derivatives Association. Under GAAP, if the Company has a valid right of offset, it may offset the related asset and liability and report the net amount. The Company presents interest rate swaps, swaptions and Treasury futures assets and liabilities on a gross basis in its interim consolidated balance sheets, but in the case of interest rate swaps beginning in 2018, net of variation margin. The Company presents TBA assets and liabilities on a net basis in its interim consolidated balance sheets. The Company presents repurchase agreements in this section even though they are not derivatives because they are subject to master netting arrangements. However, repurchase agreements are presented on a gross basis. Additionally, the Company does not offset financial assets and liabilities with the associated cash collateral on the interim consolidated balance sheets.

The following tables present information about the Company’s assets and liabilities that are subject to master netting arrangements or similar agreements and can potentially be offset on the Company’s interim consolidated balance sheets as of the dates indicated (dollars in thousands):

Offsetting Assets and Liabilities

As of June 30, 2020

			Net Amounts of Assets and	Gross Amounts Not Offset in the Consolidated Balance Sheet
	Gross Amounts of Recognized Assets or Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Liabilities Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Received (Pledged)	Net Amount
Assets
Interest rate swaps	$30,438	$-	$30,438	$(30,438)	$-	$-
Interest rate swaptions	245	-	245	(245)	-	-
TBAs	896	(597)	299	(299)	-	-
Treasury futures	2,429	-	2,429	9,324	(11,753)	-
Total Assets	$34,008	$(597)	$33,411	$(21,658)	$(11,753)	$-

Liabilities
Repurchase agreements	$1,395,317	$-	$1,395,317	$(1,373,699)	$(21,618)	$-
Interest rate swaps	19,313	-	19,313	(19,313)	-	-
TBAs	597	(597)	-	-	-	-
Total Liabilities	$1,415,227	$(597)	$1,414,630	$(1,393,012)	$(21,618)	$-

As of December 31, 2019

			Net Amounts of Assets and	Gross Amounts Not Offset in the Consolidated Balance Sheet
	Gross Amounts of Recognized Assets or Liabilities	Gross Amounts Offset in the Consolidated Balance Sheet	Liabilities Presented in the Consolidated Balance Sheet	Financial Instruments	Cash Collateral Received (Pledged)	Net Amount
Assets
Interest rate swaps	$17,921	$-	$17,921	$(17,921)	$-	$-
Interest rate swaptions	368	-	368	(368)	-	-
TBAs	2,297	(2,297)	-	-	-	-
Total Assets	$20,586	$(2,297)	$18,289	$(18,289)	$-	$-

Liabilities
Repurchase agreements	$2,337,638	$-	$2,337,638	$(2,276,251)	$(61,387)	$-
Interest rate swaps	10,140	-	10,140	(10,140)	-	-
TBAs	2,720	(2,297)	423	(423)	-	-
Treasury futures	1,774	-	1,774	3,876	(5,650)	-
Total Liabilities	$2,352,272	$(2,297)	$2,349,975	$(2,282,938)	$(67,037)	$-

Note 9 – Fair Value

Fair Value Measurements

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). Additionally, ASC 820 requires an entity to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

ASC 820 establishes a three level hierarchy to be used when measuring and disclosing fair value. An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. Following is a description of the three levels:

●
Level 1 inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date under current market conditions. Additionally, the entity must have the ability to access the active market and the quoted prices cannot be adjusted by the entity.

●
Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full-term of the assets or liabilities.

●
Level 3 unobservable inputs are supported by little or no market activity. The unobservable inputs represent the assumptions that management believes market participants would use to price the assets and liabilities, including risk. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

Recurring Fair Value Measurements

The following is a description of the methods used to estimate the fair values of the Company’s assets and liabilities measured at fair value on a recurring basis, as well as the basis for classifying these assets and liabilities as Level 2 or 3 within the fair value hierarchy. The Company’s valuations consider assumptions that it believes a market participant would consider in valuing the assets and liabilities, the most significant of which are disclosed below. The Company reassesses and periodically adjusts the underlying inputs and assumptions used in the valuations for recent historical experience, as well as for current and expected relevant market conditions.

RMBS

The Company holds a portfolio of RMBS that are classified as available for sale and are carried at fair value in the interim consolidated balance sheets. The Company determines the fair value of its RMBS based upon prices obtained from third-party pricing providers. The third-party pricing providers use pricing models that generally incorporate such factors as coupons, primary and secondary mortgage rates, rate reset period, issuer, prepayment speeds, credit enhancements and expected life of the security. As a result, the Company classified 100% of its RMBS as Level 2 fair value assets at June 30, 2020 and December 31, 2019.

MSRs

The Company, through its subsidiary Aurora, holds a portfolio of MSRs that are reported at fair value in the interim consolidated balance sheets. The Company uses a discounted cash flow model to estimate the fair value of these assets. Although MSR transactions are observable in the marketplace, the valuation includes unobservable market data inputs (prepayment speeds, delinquency levels, costs to service and discount rates). As a result, the Company classified 100% of its MSRs as Level 3 fair value assets at June 30, 2020 and December 31, 2019.

Derivative Instruments

The Company enters into a variety of derivative instruments as part of its economic hedging strategies. The Company executes interest rate swaps, swaptions, TBAs and treasury futures. The Company utilizes third-party pricing providers to value its derivative instruments. As a result, the Company classified 100% of its derivative instruments as Level 2 fair value assets and liabilities at June 30, 2020 and December 31, 2019.

Both the Company and the derivative counterparties under their netting arrangements are required to post cash collateral based upon the net underlying market value of the Company’s open positions with the counterparties. Posting of cash collateral typically occurs daily, subject to certain dollar thresholds. Due to the existence of netting arrangements, as well as frequent cash collateral posting at low posting thresholds, credit exposure to the Company and/or counterparties is considered materially mitigated. The Company’s interest rate swaps and Treasury futures contracts are required to be cleared on an exchange, which further mitigates, but does not eliminate, credit risk. Based on the Company’s assessment, there is no requirement for any additional adjustment to derivative valuations specifically for credit.

The following tables present the Company’s assets and liabilities measured at fair value on a recurring basis as of the dates indicated (dollars in thousands).

Recurring Fair Value Measurements

As of June 30, 2020

	Level 1	Level 2	Level 3	Carrying Value
Assets
RMBS
Fannie Mae	$-	$1,030,345	$-	$1,030,345
Freddie Mac	-	494,589	-	494,589
CMOs	-	13,043	-	13,043
Private Label MBS	-	10,167	-	10,167
RMBS total	-	1,548,144	-	1,548,144
Derivative assets
Interest rate swaps	-	30,438	-	30,438
Interest rate swaptions	-	245	-	245
TBAs	-	299	-	299
Treasury futures	-	2,429	-	2,429
Derivative assets total	-	33,411	-	33,411
Servicing related assets	-	-	177,261	177,261
Total Assets	$-	$1,581,555	$177,261	$1,758,816
Liabilities
Derivative liabilities
Interest rate swaps	-	19,313	-	19,313
TBAs	-	-	-	-
Treasury futures	-	-	-	-
Derivative liabilities total	-	19,313	-	19,313
Total Liabilities	$-	$19,313	$-	$19,313

As of December 31, 2019

	Level 1	Level 2	Level 3	Carrying Value
Assets
RMBS
Fannie Mae	$-	$1,619,233	$-	$1,619,233
Freddie Mac	-	727,851	-	727,851
CMOs	-	129,083	-	129,083
Private Label MBS	-	32,193	-	32,193
RMBS total	-	2,508,360	-	2,508,360
Derivative assets
Interest rate swaps	-	17,921	-	17,921
Interest rate swaptions	-	368	-	368
Derivative assets total	-	18,289	-	18,289
Servicing related assets	-	-	291,111	291,111
Total Assets	$-	$2,526,649	$291,111	$2,817,760
Liabilities
Derivative liabilities
Interest rate swaps	-	10,140	-	10,140
TBAs	-	423	-	423
Treasury futures	-	1,774	-	1,774
Derivative liabilities total	-	12,337	-	12,337
Total Liabilities	$-	$12,337	$-	$12,337

The Company may be required to measure certain assets or liabilities at fair value from time to time. These periodic fair value measures typically result from application of certain impairment measures under GAAP. These items would constitute nonrecurring fair value measures under ASC 820. As of June 30, 2020 and December 31, 2019, the Company did not have any assets or liabilities measured at fair value on a nonrecurring basis in the periods presented.

Level 3 Assets and Liabilities

The valuation of Level 3 assets and liabilities requires significant judgment by management. The Company estimates the fair value of its Servicing Related Assets based on internal pricing models rather than quotations, and compares the results of these internal models against the results from models generated by third-party pricing providers. The third-party pricing providers and management rely on inputs such as market price quotations from market makers (either market or indicative levels), original transaction price, recent transactions in the same or similar instruments, and changes in financial ratios or cash flows to determine fair value. Level 3 instruments may also be discounted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by third-party pricing providers and management in the absence of market information. Assumptions used by third-party pricing providers and management due to lack of observable inputs may significantly impact the resulting fair value and, therefore, the Company’s interim consolidated financial statements. The Company’s management reviews all valuations that are based on pricing information received from third-party pricing providers. As part of this review, prices are compared against other pricing or input data points in the marketplace, along with internal valuation expertise, to ensure the pricing is reasonable.

Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant change to estimated fair values. The determination of estimated cash flows used in pricing models is inherently subjective and imprecise. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate and credit spread environments as of June 30, 2020 and December 31, 2019 and do not take into consideration the effects of subsequent changes in market or other factors.

The tables below present the reconciliation for the Company’s Level 3 assets (Servicing Related Assets) measured at fair value on a recurring basis as of the dates indicated (dollars in thousands):

Level 3 Fair Value Measurements

As of June 30, 2020

Level 3 (A)
MSRs
Balance at December 31, 2019	$291,111
Purchases, sales and principal paydowns:
Purchases	25,677
Sales	(27,754)
Other changes (B)	(895)
Purchases, sales and principal paydowns:	$(2,972)
Changes in Fair Value due to:
Changes in valuation inputs or assumptions used in valuation model	(50,365)
Other changes in fair value (C)	(60,513)
Unrealized loss included in Net Loss	$(110,878)
Balance at June 30, 2020	$177,261

As of December 31, 2019

Level 3 (A)
MSRs
Balance at December 31, 2018	$294,907
Purchases, sales and principal paydowns:
Purchases	104,969
Other changes (B)	(1,993)
Purchases, sales and principal paydowns:	$102,976
Changes in Fair Value due to:
Changes in valuation inputs or assumptions used in valuation model	(43,737)
Other changes in fair value (C)	(63,035)
Unrealized loss included in Net Loss	$(106,772)
Balance at December 31, 2019	$291,111

(A)	Includes any recaptured loans obtained via the recapture agreements in place.
(B)	Represents purchase price adjustments, principally contractual prepayment protection, and changes due to the Company’s repurchase of the underlying collateral.
(C)	Represents changes due to realization of expected cash flows and estimated MSR runoff.

The tables below present information about the significant unobservable inputs used in the fair value measurement of the Company’s Servicing Related Assets classified as Level 3 fair value assets as of the dates indicated (dollars in thousands):
Fair Value Measurements

As of June 30, 2020

	Fair Value	Valuation Technique	Unobservable Input (A)	Range	Weighted Average
MSRs
Conventional	$177,261	Discounted cash flow	Constant prepayment speed	6.5% - 41.5%	17.6%
			Uncollected payments	0.4% - 0.8%	0.7%
			Discount rate		6.1%
			Annual cost to service, per loan		$76
TOTAL	$177,261

As of December 31, 2019

	Fair Value	Valuation Technique	Unobservable Input (A)	Range	Weighted Average (B)
MSRs
Conventional	$263,357	Discounted cash flow	Constant prepayment speed	7.8% -21.1%	13.2%
			Uncollected payments	0.4% - 0.8%	0.7%
			Discount rate		7.3%
			Annual cost to service, per loan		$73
Government	$27,754	Discounted cash flow	Constant prepayment speed	6.5% -19.5%	13.6%
			Uncollected payments	2.2% - 9.0%	2.8%
			Discount rate		9.4%
			Annual cost to service, per loan		$112
TOTAL	$291,111

(A)
Significant increases (decreases) in any of the inputs in isolation may result in significantly lower (higher) fair value measurements. A change in the assumption used for discount rates may be accompanied by a directionally similar change in the assumption used for the probability of uncollected payments and a directionally opposite change in the assumption used for prepayment rates.

(B)	Weighted averages for unobservable inputs are calculated based on the unpaid principal balance of the portfolios.

Fair Value of Financial Assets and Liabilities

In accordance with ASC 820, the Company is required to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the interim consolidated balance sheets, for which fair value can be estimated. The following describes the Company’s methods for estimating the fair value for financial instruments.

●
RMBS available for sale securities, Servicing Related Assets, derivative assets and derivative liabilities are recurring fair value measurements; carrying value equals fair value. See discussion of valuation methods and assumptions within the “Fair Value Measurements” section of this footnote.

●	Cash and cash equivalents and restricted cash have a carrying value which approximates fair value because of the short maturities of these instruments.

●
The carrying value of repurchase agreements and corporate debt that mature in less than one year generally approximates fair value due to the short maturities. The Company does not hold any repurchase agreements that are considered long-term.

Corporate debt that matures in more than one year consists solely of financing secured by Aurora’s Servicing Related Assets. All of the Company’s debt is revolving and bears interest at adjustable rates. The Company considers that the amount of the corporate debt generally approximates fair value. As of June 30, 2020, the fixed rate portion of the financing for all of the Company’s Servicing Related Assets was paid in full.

Repurchased loans held for sale consist primarily of Ginnie Mae buyouts that the Company has purchased at par plus accrued interest. These loans are held for sale and valued at the lower of cost or fair market value. Carrying value of the loans approximates fair value since substantially all such loans are promptly resold for a price that approximates the amount for which they were repurchased by the Company, net of any amortization. The Company anticipates that there will be no additional buyouts of Ginnie Mae loans following the sale of the Ginnie Mae MSR portfolio as described above under Note 7 - Transactions with Affiliates and Affiliated Entities.

Note 10 — Commitments and Contingencies

The commitments and contingencies of the Company as of June 30, 2020 and December 31, 2019 are described below.

Management Agreement

The Company pays the Manager a quarterly management fee, calculated and payable quarterly in arrears, equal to the product of one quarter of the 1.5% management fee annual rate and the stockholders’ equity, adjusted as set forth in the Management Agreement as of the end of such fiscal quarter. The Manager relies on resources of Freedom Mortgage to provide the Manager with the necessary resources to conduct the Company’s operations. For further discussion regarding the management fee, see Note 7.

Legal and Regulatory

From time to time, the Company may be subject to potential liability under laws and government regulations and various claims and legal actions arising in the ordinary course of business. Liabilities are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, management is not aware of any legal or regulatory claims that would have a material effect on the Company’s interim consolidated financial statements, and, therefore, no accrual is required as of June 30, 2020 and December 31, 2019.

Commitments to Purchase/Sell RMBS

As of June 30, 2020 and December 31, 2019, the Company held forward TBA purchase and sale commitments, respectively, with counterparties, which are forward Agency RMBS trades, whereby the Company committed to purchasing or selling a pool of securities at a particular interest rate. As of the date of the trade, the mortgage-backed securities underlying the pool that will be delivered to fulfill a TBA trade are not yet designated. The securities are typically “to be announced” 48 hours prior to the established trade settlement date.

As of June 30, 2020 and December 31, 2019, the Company was not obligated to purchase or sell any RMBS securities.

Acknowledgment Agreements

In connection with the Fannie Mae MSR Financing Facility (as defined below) entered into by Aurora and QRS III, those parties also entered into an acknowledgment agreement with Fannie Mae. Pursuant to that agreement, Fannie Mae consented to the pledge by Aurora and QRS III of their respective interests in MSRs for loans owned or securitized by Fannie Mae, and acknowledged the security interest of the lender in those MSRs. See Note 12—Notes Payable for a description of the Fannie Mae MSR Financing Facility and the financing facility it replaced.

In connection with the MSR Revolver (as defined below), Aurora, QRS V, and the lender, with a limited joinder by the Company, entered into an acknowledgement agreement with Freddie Mac pursuant to which Freddie Mac consented to the pledge of the Freddie Mac MSRs securing the MSR Revolver. Aurora and the lender also entered into a consent agreement with Freddie Mac pursuant to which Freddie Mac consented to the pledge of Aurora’s rights to reimbursement for advances on the underlying loans. See Note 12—Notes Payable for a description of the MSR Revolver.

Note 11 – Repurchase Agreements

The Company had outstanding approximately $1.4 billion and $2.3 billion of borrowings under its repurchase agreements as of June 30, 2020 and December 31, 2019, respectively. The Company’s obligations under these agreements had weighted average remaining maturities of 45 days and 42 days as of June 30, 2020 and December 31, 2019, respectively. RMBS and cash have been pledged as collateral under these repurchase agreements (see Note 4).

The repurchase agreements had the following remaining maturities and weighted average rates as of the dates indicated (dollars in thousands):

Repurchase Agreements Characteristics

As of June 30, 2020

	Repurchase Agreements	Weighted Average Rate
Less than one month	$385,573	0.63%
One to three months	938,842	0.30%
Greater than three months	70,902	0.34%
Total/Weighted Average	$1,395,317	0.39%

As of December 31, 2019

	Repurchase Agreements	Weighted Average Rate
Less than one month	$928,646	2.24%
One to three months	1,231,422	1.94%
Greater than three months	177,570	1.98%
Total/Weighted Average	$2,337,638	2.06%

There were no overnight or demand securities as of June 30, 2020 or December 31, 2019.

Note 12 – Notes Payable

In September 2016, Aurora and QRS III entered into a loan and security agreement (the “MSR Financing Facility”), pursuant to which Aurora and QRS III pledged their respective rights in all existing and future MSRs for loans owned or securitized by Fannie Mae to secure borrowings up to a maximum of $25.0 million outstanding at any one time, subsequently amended to $100 million  with the revolving period extended to December 20, 2020. During the revolving period, borrowings bear interest at a rate equal to a spread over one-month LIBOR subject to a floor. At the end of the revolving period, the outstanding amount will be converted to a three-year term loan that will bear interest at a rate calculated at a spread over the rate for one-year interest rate swaps. The revolving period may be further extended by agreement. The Company has previously guaranteed repayment of all indebtedness under the MSR Financing Facility. There was no outstanding balance under the MSR Financing Facility at June 30, 2020 and December 31, 2019 because the MSR Financing Facility and the related acknowledgement agreement with Fannie Mae were terminated and replaced in September 2019.

In May 2017, the Company, Aurora and QRS IV obtained a $20.0 million loan (the “MSR Term Facility”) secured by the pledge of Aurora’s Ginnie Mae MSRs and the Company’s ownership interest in QRS IV. The loan bears interest at a fixed rate of 6.18% per annum, amortizes on a ten-year amortization schedule and is due on May 18, 2022. In October 2019, the MSR Term Facility was amended to provide an additional $10 million of borrowing capacity (the “Servicing Advances Revolver”) to finance servicing advances on the Ginnie Mae MSRs pledged under the facility. Amounts available to finance servicing advances may be borrowed and reborrowed from time to time and bear interest at a floating rate equal to LIBOR plus a margin. The MSR Term Facility, including the revolving facility for servicing advances, is scheduled to terminate on May 18, 2022. The MSR Term Facility and the Servicing Advances Revolver were paid in full on June 30, 2020.

In July 2018, the Company, Aurora and QRS V (collectively with Aurora and the Company, the “Borrowers”) entered into a $25.0 million revolving credit facility (the “MSR Revolver”) pursuant to which Aurora pledged all of its existing and future MSRs on loans owned or securitized by Freddie Mac. The term of the MSR Revolver is 364 days with the Borrowers’ option for two renewals for similar terms followed by a one-year term out feature with a 24-month amortization schedule. The MSR Revolver was upsized to $45.0 million in September 2018. The Company also has the ability to request up to an additional $5.0 million of borrowings. On April 2, 2019, the Borrowers entered into an amendment that increased the maximum amount of the MSR Revolver to $100.0 million. On June 16, 2020, the term of the MSR Revolver was renewed to July 27, 2021. At the end of the revolving period, the outstanding amount will be converted to a one-year term loan. Amounts borrowed bear interest at an adjustable rate equal to a spread above one-month LIBOR. Approximately $55.0 million and $55.5 million was outstanding under the MSR Revolver at June 30, 2020 and December 31, 2019, respectively.

In September 2019, Aurora and QRS III entered into a loan and security agreement (the “Fannie Mae MSR Financing Facility”), to replace the MSR Financing Facility. Under the Fannie Mae MSR Facility, Aurora and QRS III pledged their respective rights in all existing and future MSRs for loans owned or securitized by Fannie Mae to secure borrowings outstanding from time to time. The maximum credit amount outstanding at any one time under the facility is $200 million of which $100 million is committed. Borrowings bear interest at a rate equal to a spread over one-month LIBOR subject to a floor. The term of the facility is 24 months subject to extension for an additional 12 months if the lender agrees beginning in the 20th month. The Company has guaranteed repayment of all indebtedness under the Fannie Mae MSR Financing Facility. Approximately $77.0 million and $97.0 million was outstanding under the Fannie Mae MSR Financing Facility at June 30, 2020 and December 31, 2019, respectively.

The outstanding long-term borrowings had the following remaining maturities as of the dates indicated (dollars in thousands):

Long-Term Borrowings Repayment Characteristics

As of June 30, 2020

	2020	2021	2022	2023	2024	2025	Total
MSR Revolver
Borrowings under MSR Revolver Facility	$-	$55,000	$-	$-	$-	$-	$55,000
Fannie Mae MSR Financing Facility
Borrowings under Fannie Mae MSR Financing Facility	$-	$77,000	$-	$-	$-	$-	$77,000
Total	$-	$132,000	$-	$-	$-	$-	$132,000

As of December 31, 2019

	2020	2021	2022	2023	2024	2025	Total
MSR Term Facility
Borrowings under MSR Term Facility	$2,000	$2,000	$10,996	$-	$-	$-	$14,996
MSR Revolver
Borrowings under MSR Revolver Facility	$-	$55,500	$-	$-	$-	$-	$55,500
Fannie Mae MSR Financing Facility
Borrowings under Fannie Mae MSR Financing Facility	$-	$97,000	$-	$-	$-	$-	$97,000
Total	$2,000	$154,500	$10,996	$-	$-	$-	$167,496

Note 13 – Receivables and Other Assets

The assets comprising “Receivables and other assets” as of June 30, 2020 and December 31, 2019 are summarized in the following table (dollars in thousands):

Receivables and Other Assets

	June 30, 2020	December 31, 2019
Servicing advances	$11,353	$16,647
Interest receivable	4,255	8,222
Deferred tax receivable	18,191	2,757
Repurchased loans held for sale	1,689	3,839
Other receivables	7,113	3,632
Total other assets	$42,601	$35,097

The Company only records as an asset those servicing advances that the Company deems recoverable.

Note 14 – Accrued Expenses and Other Liabilities

The liabilities comprising “Accrued expenses and other liabilities” as of June 30, 2020 and December 31, 2019 are summarized in the following table (dollars in thousands):

Accrued Expenses and Other Liabilities
	June 30, 2020	December 31, 2019
Accrued interest payable	$1,757	$10,779
Accrued expenses	3,078	5,090
Total accrued expenses and other liabilities	$4,835	$15,869

Note 15 – Income Taxes
The Company elected to be taxed as a REIT under Code Sections 856 through 860 beginning with its short taxable year ended December 31, 2013. As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent that it distributes its taxable income to its stockholders. To maintain qualification as a REIT, the Company must distribute at least 90% of its annual REIT taxable income to its stockholders and meet certain other requirements such as assets it may hold, income it may generate and its stockholder composition. It is the Company’s policy to distribute all or substantially all of its REIT taxable income. To the extent there is any undistributed REIT taxable income at the end of a year, the Company can elect to distribute such shortfall within the next year as permitted by the Code.

Effective January 1, 2014, CHMI Solutions elected to be taxed as a corporation for U.S. federal income tax purposes; prior to this date, CHMI Solutions was a disregarded entity for U.S. federal income tax purposes. CHMI Solutions has jointly elected with the Company, the ultimate beneficial owner of CHMI Solutions, to be treated as a TRS of the Company, and all activities conducted through CHMI Solutions and its wholly-owned subsidiary, Aurora, are subject to federal and state income taxes. CHMI Solutions files a consolidated tax return with Aurora and is fully taxed as a U.S. C-Corporation.

The state and local tax jurisdictions for which the Company is subject to tax filing obligations recognize the Company’s status as a REIT, and therefore, the Company generally does not pay income tax in such jurisdictions. CHMI Solutions and Aurora are subject to U.S. federal, state and local income taxes.

The components of the Company’s income tax benefit are as follows for the periods indicated below (dollars in thousands):
	Six Months Ended June 30,
	2020	2019
Deferred federal income tax benefit	$(14,302)	$(5,525)
Deferred state income tax benefit	(1,130)	(1,247)
Benefit from Corporate Business Taxes	$(15,432)	$(6,772)

The following is a reconciliation of the statutory federal rate to the effective rate, for the periods indicated below (dollars in thousands):

	Six Months Ended June 30,
	2020		2019
Computed income tax expense (benefit) at federal rate	$(16,160)	21.0%	$(12,103)	21.0%
State tax benefit, net of federal tax, if applicable	(1,130)	1.5%	(1,247)	2.2%
REIT income not subject to tax (benefit)	1,858	(2.4)%	6,578	(11.4)%
Benefit from Corporate Business Taxes/Effective Tax Rate(A)	$(15,432)	20.1%	$(6,772)	11.8%

(A)	The provision for income taxes is recorded at the TRS level.

The Company’s consolidated balance sheets, at June 30, 2020 and December 31, 2019, contain the following deferred tax assets, which are recorded at the TRS level (dollars in thousands):
	June 30, 2020	December 31, 2019
Deferred tax assets
Deferred tax - mortgage servicing rights	$(14,375)	$(994)
Deferred tax - net operating loss	(3,816)	(1,763)
Total net deferred tax assets	$(18,191)	$(2,757)

The deferred tax assets as of June 30, 2020 and December 31, 2019 were each primarily related to MSRs. No valuation allowance has been established at June 30, 2020 or December 31, 2019. As of June 30, 2020 and December 31, 2019, deferred tax assets are included in “Receivables and other assets” in the consolidated balance sheets.

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (2017 Tax Act). Corporate taxpayers may carryback net operating losses (NOLs) originating during 2018 through 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. The Company is in the process of determining the financial impact of the CARES Act on its consolidated financial statements.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in the Company’s interim consolidated financial statements. Additionally, there were no amounts accrued for penalties or interest as of or during the periods presented in these interim consolidated financial statements.

The Company’s 2018, 2017 and 2016 federal, state and local income tax returns remain open for examination by the relevant authorities.

Note 16 – Subsequent Events

Events subsequent to June 30, 2020 were evaluated and no additional events were identified requiring further disclosure in the consolidated financial statements.